Exhibit 10(ppp)

MASTER AGREEMENT

Dated as of July 16, 2004

among

THE BANK OF NEW YORK COMPANY, INC.,

as Guarantor,

TENNESSEE PROCESSING CENTER LLC,

as Construction Agent and as Lessee,

SUNTRUST EQUITY FUNDING, LLC, as Lessor,

CERTAIN FINANCIAL INSTITUTIONS PARTIES HERETO,

as Lenders

SUNTRUST BANK, as Agent,

THE BANK OF TOKYO – MITSUBISHI, LTD.,

as Syndication Agent

and

BNP PARIBAS LEASING CORPORATION,

as Documentation Agent

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TABLE OF CONTENTS

(continued)

		Page
SECTION 6.5	Distribution and Application to Funding Party Balances of Lessee Payment of Recourse Deficiency Amount Upon Exercise of Remarketing Option and of the Construction Failure Payment	33
SECTION 6.6	Distribution and Application to Funding Party Balances of Remarketing Proceeds of Leased Property	33
SECTION 6.7	Distribution and Application of Payments Received When an Event of Default Exists	36
SECTION 6.8	Distribution of Other Payments	37
SECTION 6.9	Timing of Agent Distributions	37
SECTION 6.10	Refinancing	37

ARTICLE VII INDEMNIFICATION		38

SECTION 7.1	General Indemnification	38
SECTION 7.2	Environmental Indemnity	39
SECTION 7.3	Proceedings in Respect of Claims	41
SECTION 7.4	General Tax Indemnity	42
SECTION 7.5	Increased Costs, etc.	49
SECTION 7.6	End of Term Indemnity	54

ARTICLE VIII MISCELLANEOUS		54

SECTION 8.1	Survival of Agreements	54
SECTION 8.2	Documentary Conventions	54
SECTION 8.3	Expenses	54
SECTION 8.4	Liabilities of the Funding Parties: Sharing of Payments	55
SECTION 8.5	Liabilities of the Agent	56
SECTION 8.6	Disclosure	57

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TABLE OF CONTENTS

(cont’d)

APPENDIX A	Definitions and Interpretation

Page
SCHEDULES

SCHEDULE 2.2	Commitments	70
SCHEDULE 4.1(a)	Significant Subsidiaries
SCHEDULE 4.1(f)	Litigation

EXHIBITS

EXHIBIT A	Form of Funding Request
EXHIBIT B	Form of Assignment of Lease and Rents
EXHIBIT C	Form of Security Agreement and Assignment
EXHIBIT D	Form of Mortgage
EXHIBIT E	Form of Assignment and Acceptance Agreement
EXHIBIT F	Form of Certification of Construction Completion
EXHIBIT G	Form of Payment Date Notice
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Addition Agreement
EXHIBIT J	Form of Lessor Certificate

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MASTER AGREEMENT

THIS MASTER AGREEMENT, dated as of July 16, 2004 (as it may be amended or modified from time to time in accordance with the provisions hereof, this “Master Agreement”), is among THE BANK OF NEW YORK COMPANY, INC., a New York corporation (the “Guarantor”), TENNESSEE PROCESSING CENTER LLC, a Delaware limited liability company (“TPC”), as Construction Agent and as Lessee, SUNTRUST EQUITY FUNDING, LLC, a Delaware limited liability company (the “Lessor”), certain financial institutions parties hereto as lenders (together with any other financial institution that becomes a party hereto as a lender, collectively referred to as “Lenders” and individually as a “Lender”), SUNTRUST BANK, a Georgia banking corporation, as agent for the Lenders (in such capacity, the “Agent”), THE BANK OF TOKYO-MITSUBISHI, LTD, a bank organized under the laws of Japan, acting through its NEW YORK BRANCH, as syndication agent (in such capacity, the “Syndication Agent”), and BNP PARIBAS LEASING CORPORATION, a Delaware corporation, as documentation agent (in such capacity, the “Documentation Agent”).

PRELIMINARY STATEMENTS

In accordance with the terms and provisions of this Master Agreement, the Lease, the Loan Agreement and the other Operative Documents, (i) the Lessor will acquire the Land identified by the Construction Agent and lease the Land to the Lessee, (ii) the Construction Agent, as agent for the Lessor, wishes to construct a Building on the Land for the Lessor and, when completed, the Lessee wishes to lease such Building from the Lessor as part of the Leased Property under the Lease, (iii) the Construction Agent wishes to obtain, and the Lessor is willing to provide, funding for the acquisition of the Land and the construction of the Building, (iv) the Lessor wishes to obtain, and Lenders are willing to provide, from time to time, financing of a portion of the funding of the acquisition of the Land and the construction of the Building, (v) the Lessee wishes to lease the Leased Property from Lessor pursuant to the Lease and (vi) the Funding Parties have required that the Guarantor, and the Guarantor is willing to, guaranty the obligations of TPC under the Operative Documents.

In consideration of the mutual agreements contained in this Master Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof; and the rules of interpretation set forth in Appendix A hereto shall apply to this Master Agreement.

ARTICLE II

ACQUISITION, CONSTRUCTION AND LEASE; FUNDINGS;

NATURE OF TRANSACTION

SECTION 2.1. Agreement to Acquire, Construct, Fund and Lease.

(a) Land. Pursuant to the Abridged Lease, the Lessor acquired such interest in the Land from the Seller as was transferred, sold, assigned and conveyed to the Lessor pursuant to the Purchase Agreement, and leased such Land to the Lessee.

(b) Building. Subject to the terms and conditions of this Master Agreement, from and after the Closing Date (i) the Construction Agent agrees, pursuant to the terms of the Construction Agency Agreement, to construct and install the Building on the Land for the Lessor prior to the Scheduled Construction Termination Date, (ii) the Lenders and the Lessor agree to fund the costs of such construction and installation (and interest and yield thereon), (iii) the Lessor shall lease such Building as part of the Leased Property to the Lessee pursuant to the Lease, and (iv) the Lessee shall lease such Building from the Lessor pursuant to the Lease.

SECTION 2.2. Fundings of Construction Costs.

(a) Replacement of Abridged Lease; Initial Funding. Subject to the terms and conditions of this Master Agreement, on the Initial Funding Date, the Lessor shall fund an amount equal to the amount requested by the Construction Agent in the Funding Request related to the Initial Funding Date. Such Funding shall be an increase in the Net Invested Amount and shall be used to pay to the Funding Parties the Upfront Fees payable to the Funding Parties on the Initial Funding Date, to pay to SunTrust Capital Markets, Inc. the arrangement fee due to it on the Initial Funding Date and to pay to the Construction Agent the amount of the Construction Costs incurred by the Construction Agent for the period from the Closing Date to the Initial Funding Date to the extent that the Construction Agent has not previously been reimbursed therefor. From and after the date hereof, the Lease and the other Operative Documents shall replace, and supersede in its entirety, the Abridged Lease. The amounts funded by the Lessor pursuant to the Abridged Lease shall be deemed to be part of the outstanding Net Invested Amount.

(b) Subsequent Fundings and Payments of Construction Costs during Construction Term. Subject to the terms and conditions of this Master Agreement, on each Funding Date following the Initial Funding Date until the Construction Term Expiration Date, (i) each Lender shall make available to the Lessor a Loan in an amount equal to the product of such Lender’s Commitment Percentage times the amount of Funding requested by the Construction Agent for such Funding Date, which funds the Lessor hereby directs each Lender to pay over to the Agent, for distribution to the Construction Agent as set forth in paragraph (d), and (ii) the Lessor shall pay over to the Agent, for distribution to the Construction Agent as set forth in paragraph (d), its own funds (which shall constitute a part of, and an increase in, the Lessor’s Invested Amount) in an amount equal to the product of the Lessor’s Commitment Percentage times the amount of Funding requested by the Construction Agent for such Funding Date. Any provision of this Master Agreement that may be construed to the contrary notwithstanding, all Construction Costs incurred during the Construction Term shall be paid through Advances (subject to the satisfaction of the conditions precedent thereto set forth in this Master Agreement), and neither Lessee, Construction Agent nor Guarantor shall have any liability or responsibility for the direct payment of Construction Costs.

(c) Aggregate Limits on Funded Amounts. The aggregate amount that the Funding Parties shall be committed to provide as Funded Amounts under this Master Agreement and the Loan Agreement shall not exceed (x) the Construction Costs for the Leased Property (including, without limitation, the costs of acquiring the Land) or (y) $100,000,000 in the aggregate. The aggregate amount that any Funding Party shall be committed to fund under this Master Agreement and the Loan Agreement shall not exceed the lesser of (i) such Funding Party’s Commitment and (ii) such Funding Party’s Commitment Percentage of the aggregate Fundings requested under this Master Agreement.

(d) Notice, Time and Place of Fundings. With respect to each Funding, the Construction Agent shall give the Lessor and the Agent an irrevocable prior telephone (followed within one Business Day with written) or written notice not later than (i) 12:00 noon, Atlanta, Georgia time, at least three Business Days prior to the proposed Funding Date, in the case of LIBOR Advances and (ii) 11:00 a.m., Atlanta, Georgia time on the proposed Funding Date, in the case of Base Rate Advances, pursuant, in each case, to a Funding Request in the form of Exhibit A (a “Funding Request”), signed by an Authorized Officer of the Construction Agent specifying the Funding Date, the amount of Funding requested and whether such Funding shall be a LIBOR Advance or a Base Rate Advance or a combination thereof. All documents and instruments required to be delivered on the Initial Funding Date pursuant to this Master Agreement shall be delivered at the offices of Greenberg Traurig LLP, 77 West Wacker Drive, Chicago, Illinois 60601, or at such other location as may be determined by the Lessor, the Construction Agent and the Agent. Each Funding shall occur on a Business Day and shall be in an amount equal to at least $500,000. All remittances made by any Lender and the Lessor for any Funding shall be made in immediately available funds by wire transfer to, or as is directed by, the Construction Agent, with receipt by the Construction Agent not later than 4:00 p.m., Atlanta, Georgia time, on the applicable Funding Date, upon satisfaction or waiver of the conditions precedent to such Funding set forth in Section 3; such funds shall (1) in the case of the initial Funding on the Initial Funding Date, be used (A) to reduce the outstanding Lessor’s Invested Amount under the Abridged Lease, and (B) to pay the Construction Agent for the payment or reimbursement of Construction Costs incurred on or prior to the Initial Funding Date for which it had not been previously reimbursed, and (2) in the case of each subsequent Funding be paid to the Construction Agent for the payment of Construction Costs incurred through such Funding Date and not previously paid.

(e) Construction Agent’s Deemed Representation for Each Funding. Each Funding Request by the Construction Agent shall be deemed a reaffirmation of the Lessee’s indemnity obligations in favor of the Indemnitees under the Operative Documents and a representation and warranty from the Construction Agent to the Lessor, the Agent and the Lenders that on the proposed Funding Date, (i) the amount of Funding requested represents amounts owing in respect of the Construction Costs incurred in respect of the Leased Property that are then due to third parties in respect of the Construction, (ii) no Event of Default or Potential Event of Default

exists, (iii) the representations and warranties of the Obligors set forth in Article IV are true and correct in all material respects as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and (iv) the Construction Agent reasonably believes that the Construction will be completed on or before the Funding Termination Date and that the Construction Costs will not exceed the Construction Budget (as the Construction Budget has theretofore been modified in accordance with the Construction Agency Agreement).

(f) Not Joint Obligations. Notwithstanding anything to the contrary set forth herein or in the other Operative Documents, but subject to Section 2.2(i) below, each Lender’s and the Lessor’s commitments shall be several, and not joint. In no event shall any Funding Party be obligated to fund an amount in excess of such Funding Party’s Commitment Percentage of any Funding, or to fund amounts in the aggregate in excess of such Funding Party’s Commitment.

(g) Non-Pro Rata Fundings. Notwithstanding anything to the contrary set forth in this Master Agreement, but subject to Section 2.2(f) above, at the Agent’s option, Fundings may be made by drawing on the Lessor’s Commitment for the Net Invested Amount in an amount greater than the percentage that such Commitment to fund the Net Invested Amount represents of the aggregate Commitments. In such event, the Agent will adjust the amount to be funded by each Funding Party on each Funding Date to take into account such non pro-rata funding of the Net Invested Amount, provided that the Lessor (with respect to the Allocated Amount) and each Lender will fund their Pro Rata Share of such amount. In no event will the Lessor’s Net Invested Amount be less than the sum of the Upfront Fees, plus 5.1% of the aggregate Funded Amounts, exclusive of the Upfront Fees, or shall any Funding Party have any obligation to fund any amount hereunder in excess of the amount of such Funding Party’s Commitment.

(h) Commitment Fee. The Lessee shall pay to the Agent, for the ratable benefit of each Funding Party based upon its Commitment Percentage of the aggregate Commitments, a commitment fee (the “Commitment Fee”) for the period commencing on the date hereof and including the Funding Termination Date, payable quarterly in arrears on each Quarterly Payment Date and on the Funding Termination Date in an amount equal to (i) the Commitment Fee Percentage, times (ii) an amount equal to the aggregate Commitments, minus the aggregate Funded Amounts as of such day times (iii) 1/360 times (iv) the number of days from and including the date hereof (in the case of the first Quarterly Payment Date) or the immediately preceding Quarterly Payment Date (in the case of each other Quarterly Payment Date) to, but excluding, such Quarterly Payment Date or the Funding Termination Date, as applicable. During the Construction Period, the Commitment Fee will be funded by Advances (subject to the terms and conditions of this Master Agreement), which may be made without the requirement that a Funding Request be delivered with respect thereto and without regard to the minimum Funding amounts specified in Section 2.2(d). On the Initial Funding Date, the Commitment Fee accrued for the benefit of the Lessor under the Abridged Lease shall be funded by the Advances made on such Initial Funding Date.

(i) Lessor’s Obligation to Fund; Construction Agent’s Obligation to Draw. In the event that any Lender defaults in its obligation to fund hereunder after all of the applicable conditions precedent to such Funding have been satisfied, (i) first the other Lenders and the Lessor shall fund such defaulting Lender’s portion in accordance with Section 8.4(d) hereof, and (ii) second, to the extent any portion of such Funding remains unfunded, the Lessor shall fund such remaining portion. In the event that the Lessor funds any such amount, such amount shall increase the Net Invested Amount until such time as the Lessor is reimbursed for such amount by the defaulting Lender or otherwise. The Construction Agent hereby agrees that it shall submit a Funding Request as frequently as may be required to ensure that the unreimbursed Construction Costs incurred since the previous Funding do not exceed $10,000,000 at any one time. In the event that the Lessor terminates the Construction Agency Agreement in accordance with the terms thereof as a result of a defaulting Lender, the Construction Agent shall nevertheless be entitled to be reimbursed by Advances for all Construction Costs incurred by the Construction Agent prior to such termination for which the Construction Agent has not been previously reimbursed as long as the conditions precedent to such Advances set forth herein are satisfied.

SECTION 2.3. Funded Amounts and Interest and Yield Thereon.

(a) Allocation of Invested Amount. The Lessor’s Invested Amount for the Leased Property outstanding from time to time shall be allocated, on a pro rata basis (based on the aggregate Funded Amounts), to the LIBOR Advances and the Base Rate Advances, and shall accrue yield (“Yield”) at the Lessor Rate, computed using the actual number of days elapsed and a 360 day year. If all or a portion of the principal amount of or Yield on the Lessor’s Invested Amount shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lessor under the Lease, to the maximum extent permitted by law, accrue Yield at the Overdue Rate, from the date of nonpayment until paid in full (both before and after judgment).

(b) Interest. Each Lender’s Funded Amount for the Leased Property outstanding from time to time shall accrue interest as provided in the Loan Agreement.

(c) Construction Term Yield and Interest. During the Construction Term, in lieu of the payment of accrued interest, on each Payment Date, each Lender’s Funded Amount shall automatically be increased by the amount of interest accrued and unpaid on the Loans pursuant to the Loan Agreement during the Rent Period ending immediately prior to such Payment Date. Similarly, in lieu of the payment of accrued Yield, on each Payment Date, the Lessor’s Invested Amount shall automatically be increased by the amount of Yield accrued on the Lessor’s Invested Amount during the Rent Period ending immediately prior to such Payment Date. Such increases in Funded Amounts shall occur without any disbursement of funds by the Funding Parties, without the requirement that a Funding Request be delivered with respect thereto and without regard to the minimum Funding amounts specified in Section 2.2(d).

(d) Rent Periods. The Funded Amounts shall be allocated to LIBOR Advances with a Rent Period of three (3) months unless, three Business Days prior to the last day of any Rent Period, TPC shall deliver (which delivery may be by facsimile) to the Lessor and the Agent a notice substantially in the form of Exhibit G (each, a “Payment Date Notice”), appropriately completed, specifying the allocation of the Funded Amounts related to such Rent Period to LIBOR Advances and Base Rate Advances as set forth in such Payment Date Notice, provided that no such allocation to LIBOR Advances shall be in an amount less than $1,000,000. Each such Payment Date Notice shall be irrevocable.

(e) Prepaid Rent. On the first Payment Date to occur after the Completion Date, the Lessee shall make a prepayment of Basic Rent (in addition to the Basic Rent otherwise due on such Payment Date) in an aggregate amount equal to $500,000 (the “Prepaid Rent Amount”). Such Prepaid Rent Amount shall be held by the Lessor, and shall be paid over by the Lessor to the Agent on each subsequent Payment Date(s) occurring after the end of the fiscal quarter in which the payment of the Prepaid Rent Amount is made to be credited against the Lessee’s obligation to pay Basic Rent on such Payment Date(s) until such Prepaid Rent Amount has been reduced to zero. Such prepayment of Basic Rent shall not affect the calculation of interest on the Loans or Yield. If an Event of Default exists and the Agent so requests, the Lessor shall turn over the remaining Prepaid Rent Amount, if any, to the Agent for application in accordance with this Master Agreement.

SECTION 2.4. Lessee Owner for Tax Purposes. With respect to the Leased Property, it is the intent of the Lessee and the Funding Parties that for federal, state and local tax purposes and bankruptcy and commercial law purposes the Lease shall be treated as the repayment and security provisions of a loan by the Lessor to the Lessee, and that the Lessee shall be treated as the legal and beneficial owner entitled to any and all benefits of ownership of the Leased Property and all payments of Basic Rent during the Lease Term shall be treated as payments of interest. Each of Lessee and each Funding Party agrees to file, or cause to be filed, all federal, state and local tax returns filed by it or on its behalf consistently with such intent. Nevertheless, each Obligor acknowledges and agrees that neither the Agent, nor any Funding Party, nor any other Person has made any representations or warranties concerning the tax, financial, accounting or legal characteristics or treatment of the Operative Documents and that each Obligor has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning the Operative Documents and the accounting, tax, financial and legal consequences of the transactions contemplated therein. In addition, without limiting the foregoing, the Funding Parties agree, consistent with the foregoing intended treatment, that all tax abatements, inducements, incentives and other benefits of any nature or character at any time awarded, credited or paid in respect of the Leased Property, whether through Tennessee state or local programs and whether provided by or through public or private agencies or parties, shall belong to, and be the exclusive property entitlement of, TPC (or Guarantor), including without limitation, Tennessee TIIP Program benefits, TVA-Valley Advantage Benefits, TVA-Enhanced Growth Credit Benefits, and Tennessee Sales Tax incentives, in each case for so long as the Lessee leases the Leased Property pursuant to the Lease (or purchases the Leased Property in accordance with the Lease). The Lessor shall, upon the Lessee’s request, subject to the Lessee’s approval and at the Lessee’s expense, timely file with the appropriate taxing authorities or local governmental agencies, with the Lessee’s assistance, any forms and other documentation required by law to be filed by the Lessor in order to secure such tax abatements, inducements, incentives, and other aforementioned benefits credited or paid in respect of the Leased Property, and to which the Lessee is otherwise entitled, which forms or other documentation are prepared by the Lessee and submitted by the Lessee to the Lessor for filing, provided that such filing does not, and will not, in the reasonable judgment of the Lessor, result in any recourse liability to the Lessor.

SECTION 2.5. Amounts Due Under Lease. Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee and the Funding Parties that: (i) subject to clauses (ii) and (iii) below, the amount and timing of Basic Rent due and payable from time to time from the Lessee under the Lease shall be equal to the aggregate payments due and payable with respect to interest on the Loans and Yield on the Lessor’s Invested Amount on each Payment Date; (ii) if the Lessee elects the Purchase Option or becomes obligated to purchase the Leased Property under the Lease, the Funded Amounts, all interest and Yield thereon and all other obligations of the Lessee owing to the Funding Parties shall be paid in full by the Lessee, (iii) if the Lessee properly elects the Remarketing Option, (A) the Lessee will only be required to pay the Recourse Deficiency Amount and the other amounts required to be paid pursuant to Section 14.6 of the Lease, which amounts shall be used to pay to the Lenders the principal of the Loans and to the Lessor the Allocated Amount in part, and (B) the Lessee shall only be required to pay to the Lenders the remaining principal amount of the Loans and to the Lessor the remaining Allocated Amount and the Lessor’s Net Invested Amount, to the extent of the proceeds of the sale of the Leased Property in accordance with Section 14.6 of the Lease; and (iv) upon an Event of Default resulting in an acceleration of the Lessee’s obligation to purchase the Leased Property under the Lease, the amounts then due and payable by the Lessee under the Lease shall include all amounts necessary to pay in full the Loans, and accrued interest thereon, the Lessor’s Invested Amount and accrued Yield thereon and all other obligations of the Lessee owing to the Agent and the Funding Parties pursuant to the Operative Documents.

ARTICLE III

CONDITIONS PRECEDENT; DOCUMENTS

SECTION 3.1. Conditions to the Obligations of the Funding Parties on the Initial Funding Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on the Initial Funding Date shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel) on or prior to the Initial Funding Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.1 which are required to be performed by such Funding Party:

(a) Documents. The following documents shall have been executed and delivered by the respective parties thereto:

(i) Loan Agreement; Guaranty Agreement; Etc. Counterparts of the Loan Agreement, duly executed by the Lessor, the Agent and each Lender shall have been delivered to the Agent. The Note, duly executed by the Lessor, shall have been delivered to the Agent. The Guaranty Agreement, duly executed by the Guarantor, shall have been delivered to the Agent. The Agent’s Fee Letter, duly executed by the Lessee, shall have been delivered to the Agent, and the Lessor Yield Letter, duly executed by the Lessee, shall have been delivered to the Lessor.

(ii) Master Agreement. Counterparts of this Master Agreement, duly executed by the parties hereto, shall have been delivered to the Agent.

(iii) Construction Agency Agreement. Counterparts of the Construction Agency Agreement, duly executed by the parties thereto shall have been delivered to the Agent.

(iv) Lease. Counterparts of the Lease, duly executed by the Lessee and the Lessor, shall have been delivered to the Agent and the original, chattel paper copy of the Lease shall have been delivered to the Agent.

(v) Obligor’s Resolutions and Incumbency Certificate, etc. The Agent shall have received (x) a certificate of the Secretary or an Assistant Secretary of each Obligor, attaching and certifying as to (i) the Board of Directors’ (or appropriate committee’s) resolution duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, and (iii) the certificate of incorporation or limited liability company agreement, as the case may be, and (y) good standing certificates for each Obligor from the state of its formation and, in the case of TPC, from Tennessee.

(vi) Lessor’s Consents and Incumbency Certificate, etc. The Agent and the Guarantor shall have received a certificate of the Secretary or an Assistant Secretary of the Lessor attaching and certifying as to (i) the consents of the managers of the Lessor duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party and (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf.

(vii) Deed and Purchase Agreement. A copy of the Deed(s) duly executed by the Seller and in recordable form, and copies of the Purchase Agreement, shall each have been delivered to the Agent by the Lessee.

(viii) Lease Supplement. The original of the Lease Supplement, duly executed by the Lessee and the Lessor and in recordable form, shall have been delivered to the Agent by the Lessee.

(ix) Mortgage and Assignment of Lease and Rents. Counterparts of the Mortgage, duly executed by the Lessor and in recordable form, shall have been delivered to the Agent (which Mortgage shall secure the Lease Balance); and counterparts of the Assignment of Lease and Rents in recordable form, duly executed by the Lessor, shall have been delivered to the Agent by the Lessor.

(x) Security Agreement and Assignment. (1) Counterparts of the Security Agreement and Assignment, duly executed by the Construction Agent, with an acknowledgment and consent thereto satisfactory to the Lessor and the Agent duly executed by the General Contractor, and complete copies of the Construction Contract certified by the Construction Agent, shall have been delivered to the Lessor and the Agent (it being understood and agreed that if no Construction Contract exists on the Initial Funding Date, such delivery shall not be a condition precedent to the Funding on the Initial Funding Date, and in lieu thereof the Construction Agent shall deliver complete copies of the Security Agreement and Assignment and consent concurrently with or promptly after the Construction Agent’s entering into such contract) and (2) a Construction Budget shall have been delivered to the Agent.

(xi) Survey. The Lessee shall have delivered, or shall have caused to be delivered, to the Lessor and the Agent, an accurate survey certified to the Lessor and the Agent in a form reasonably satisfactory to the Lessor and the Agent and prepared within ninety (90) days of the Closing Date (or such other longer time period agreed to by the Lessor and the Agent) by a Person reasonably satisfactory to the Lessor and the Agent. Such survey shall (1) be acceptable to the Title Insurance Company for the purpose of providing extended coverage to the Lessor and a lender’s comprehensive endorsement to the Agent, (2) show no material encroachments on the Land by structures owned by others, and no material encroachments from any part of the Leased Property onto any land owned by others, and (3) disclose no state of facts reasonably objectionable to the Lessor, the Agent or the Title Insurance Company.

(xii) Title and Title Insurance. The Lessor shall have received from a title insurance company acceptable to the Lessor and the Agent an ALTA Owner’s Policy of Title Insurance issued by such title insurance company and the Agent shall have received from such title insurance company an ALTA Mortgagee’s Policy of Title Insurance issued by such title insurance company, in each case, in the amount of the projected cost of acquisition and construction of the Leased Property, reasonably acceptable in form and substance to the Lessor and the Agent, respectively (collectively, the “Title Policy”). The Title Policy shall be dated as of the Initial Funding Date, and, to the extent permitted under Applicable Law, shall include such affirmative endorsements as the Lessor or the Agent shall reasonably request.

(xiii) Environmental Audit and related Reliance Letter. The Agent shall have received an Environmental Audit for the Leased Property, which shall be conducted in accordance with ASTM standards and shall not include a recommendation for further investigation and shall be otherwise satisfactory to the Lessor and the Agent; and the firm that prepared the Environmental Audit for the Leased Property shall have delivered to the Agent a letter stating that the Agent and the Funding Parties may rely upon such firm’s Environmental Audit of the Land, it being understood that the Lessor’s and the Agent’s acceptance of any such Environmental Audit shall not release or impair the Lessee’s obligations under the Operative Documents with respect to any environmental liabilities relating to the Leased Property.

(xiv) Evidence of Insurance. The Agent shall have received from the Construction Agent certificates of insurance evidencing compliance with the provisions of Section 2.9 of the Construction Agency Agreement (including the naming of the Agent and the Funding Parties as additional insured or loss payee as set forth in Section 2.9 of the Construction Agency Agreement), in form and substance reasonably satisfactory to the Lessor and the Agent.

(xv) UCC Financing Statement; Recording Fees; Transfer Taxes. The Agent shall have received satisfactory evidence of (i) the execution (if required by applicable law) and delivery by the Lessee and the Lessor to Agent of a UCC-1 financing statement to be filed with the Secretary of State of the applicable State (or other appropriate filing office) and the county where the Land is located, respectively, and such other Uniform Commercial Code financing statements as any Funding Party deems necessary or desirable in order to perfect such Funding Party’s or the Agent’s interests and (ii) the payment of all recording and filing fees and taxes with respect to any recordings or filings made of the Deed, the Memorandum of Lease, the Mortgage and the Assignment of Lease and Rents.

(xvi) Opinions. An opinion of Alston & Bird, counsel for the Obligors, addressed to the Agent and the Funding Parties, containing such matters as the parties to whom it is addressed shall reasonably request, shall have been delivered to the Agent.

(xvii) Good Standing Certificate. The Agent shall have received good standing certificate for the Lessor from the appropriate offices of the States of Tennessee and Delaware.

(b) Litigation. No action or proceeding shall have been instituted or, to the knowledge of any Funding Party, threatened nor shall any governmental action, suit, proceeding or investigation be instituted or threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the performance of this Master Agreement or any transaction contemplated hereby or by any other Operative Document or which would reasonably be expected to result in a Material Adverse Effect.

(c) Legality. In the opinion of such Funding Party or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for such Funding Party to participate in any of the transactions contemplated by the Operative Documents.

(d) No Events. (i) No Event of Default, Potential Event of Default, Event of Loss or Event of Taking relating to the Leased Property shall have occurred and be continuing, (ii) no action shall be pending or threatened by a Governmental Authority to initiate a Condemnation or an Event of Taking, and (iii) there shall not have occurred any event that would reasonably be expected to have a Material Adverse Effect since December 31, 2003.

(e) Representations. Each representation and warranty of the parties hereto or to any other Operative Document contained herein or in any other Operative Document shall be true and correct in all material respects as though made on and as of the Initial Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

SECTION 3.2. Conditions to the Obligations of Lessee. The obligations of the Lessee to lease the Leased Property from the Lessor are subject to the fulfillment on the Initial Funding Date to the satisfaction of, or waiver by, the Lessee, of the following conditions precedent:

(a) General Conditions. The conditions set forth in Section 3.1 that require fulfillment by the Lessor or the Lenders shall have been satisfied, and the execution and delivery of the Operative Documents to be executed by the Lessor or the Lenders in connection with the Leased Property.

(b) Legality. In the reasonable opinion of the Lessee or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for the Lessee to participate in any of the transactions contemplated by the Operative Documents.

SECTION 3.3. Conditions to the Obligations of the Funding Parties on each Funding Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on each Funding Date shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through their respective counsel) on or prior to each such Funding Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.3 which are required to be performed by such Funding Party:

(a) Funding Request. The Lessor and the Agent shall have received from the Construction Agent the Funding Request therefor pursuant to Section 2.2(d).

(b) Condition Fulfilled. As of such Funding Date, the condition set forth in Section 3.1(d) shall have been satisfied.

(c) Representations. As of such Funding Date, both before and after giving effect to the Funding requested by the Construction Agent on such date, the representations and warranties that the Construction Agent is deemed to make pursuant to Section 2.2(e) shall be true and correct on and as of such Funding Date as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(d) No Bonded Stop Notice or Filed Mechanics Lien. As of such Funding Date, and as to any Funded Amount requested for the Leased Property on such Funding Date, (i) none of the Lessor, the Agent or any Lender has received a bonded notice to withhold loan funds that has not been discharged by the Construction Agent, and (ii) no mechanic’s liens or materialman’s liens have been filed against the Leased Property that have not been discharged by the Construction Agent, bonded over in a manner reasonably satisfactory to the Agent or insured over by the Title Insurance Company.

SECTION 3.4. Delivery of Appraisal. On or before the date that is 180 days after the Closing Date, the Lessee shall deliver to the Agent a report of the Appraiser (an “Appraisal”), paid for by the Lessee, which shall meet the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, shall be satisfactory to each Funding Party and shall state in a manner satisfactory to each Funding Party the estimated “fair market” value of the Land and the Building to be constructed thereon. Such Appraisal must show that the “as vacant” value of the Leased Property (determined as if the Building had already been completed in accordance with the Plans and Specifications) is at least equal to $39,000,000. Failure by the Lessee to deliver such Appraisal on or before such date shall constitute a Construction Agency Event of Default.

SECTION 3.5. Completion Date Conditions. The occurrence of the Completion Date with respect to the Leased Property shall be subject to the fulfillment to the satisfaction of, or waiver by, the Required Funding Parties (acting directly or through their respective counsel) of the following conditions precedent:

(a) Title Policy Endorsements. The Construction Agent shall have furnished to the Agent, for the benefit of the Funding Parties, the following endorsements to the Title Policy (each of which shall be subject to no exceptions other than those reasonably acceptable to the Agent): a date-down endorsement (redating and confirming the coverage provided under the Title Policy and each endorsement thereto) and a “Form 9” endorsement (if available in the applicable jurisdiction), in each case, effective as of a date not earlier than the date of completion of the Construction. The Construction Agent shall also deliver to the Agent copies of (i) a certificate or certificates of occupancy for the Leased Property or other legally equivalent permission to occupy the Leased Property, and (ii) a certificate from an architect or engineer reasonably satisfactory to the Agent to the effect that the Building has been completed substantially in accordance with the Plans and Specifications.

(b) Construction Completion. The Construction shall have been completed substantially in accordance with the Plans and Specifications (subject to punch list requirements) and all Applicable Laws, and the Leased Property shall be ready for occupancy and operation. All fixtures, equipment and other property contemplated under the Plans and Specifications to be incorporated into or installed in the Leased Property shall have been substantially incorporated or installed, free and clear of all Liens except for Permitted Liens. The Construction Agent shall have provided to the Agent a list, in reasonable detail, of the Funded Equipment.

(c) Environmental Audit and related Reliance Letter. The Construction Agent shall deliver to the Agent an updated Environmental Audit for the Leased Property, which shall be conducted in accordance with ASTM standards and shall not include a recommendation for further investigation and shall be otherwise satisfactory to the Lessor and the Agent; and the firm that prepared the Environmental Audit for the Leased Property shall have delivered to the Agent a letter stating that the Agent and the Funding Parties may rely upon such firm’s Environmental Audit, it being understood that the Lessor’s and the Agent’s acceptance of any such Environmental Audit shall not release or impair the Lessee’s obligations under the Operative Documents with respect to any environmental liabilities relating to the Leased Property.

(d) Construction Agent Certification. The Construction Agent shall have furnished the Lessor and the Agent with a certification of the Construction Agent (substantially in the form of Exhibit F) that:

(i) all amounts owing to third parties for the Construction have been paid in full (other than contingent obligations for which the Construction Agent has made adequate reserves), and no litigation or proceedings are pending, or to the best of the Construction Agent’s knowledge, are threatened, against the Leased Property or the Construction Agent which could reasonably be expected to have a Material Adverse Effect; it being understood that the Construction Agent shall have the right to contest any such litigation or proceeding, provided that the Construction Agent has provided security in respect of such contest in an amount and in a form reasonably acceptable to the Funding Parties;

(ii) all material consents, licenses and permits and other governmental authorizations or approvals required for such Construction and operation of the Leased Property have been obtained and are in full force and effect;

(iii) the Leased Property has available all services of public facilities and other utilities necessary for use and operation of the Leased Property for its intended purposes, including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone, other required public utilities and means of access between the Building and public streets for pedestrians and motor vehicles;

(iv) all material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of the Leased Property as the Lessee intends to use the Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all then intended utilities, driveways, roads and other means of egress and ingress to and from the same have been obtained and are in full force and effect and the Construction Agent has no knowledge of any pending modification or cancellation of any of the same; and the use of the Leased Property does not depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained and is in full force and effect for its continuing legal use; and

(v) to the Construction Agent’s knowledge, the Leased Property is in compliance in all material respects with all applicable zoning laws and regulations.

(e) Calculation of Recourse Deficiency Amount. The Construction Agent shall deliver to the Agent a calculation, in reasonable detail, of the Recourse Deficiency Amount, which calculation shall be satisfactory to the Agent, as evidenced by the Agent’s written acceptance thereof.

(f) Reduction of Commitments. Effective as of the Completion Date, the Commitments of the Funding Parties shall be reduced to their respective outstanding Funded Amounts (after giving effect to any Funding on the Completion Date).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1. Representations of the Guarantor. Effective as of the date hereof, and as of each Funding Date, the Guarantor represents and warrants to each of the other parties hereto as follows:

(a) Significant Subsidiaries; TPC. At the date hereof, the Guarantor has no Significant Subsidiaries other than those Persons listed on Schedule 4.1(a). TPC is a Wholly Owned Subsidiary of the Guarantor.

(b) Good Standing and Power. The Guarantor and each Significant Subsidiary is a corporation, bank or trust company, duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation (which, in the case of each Significant Subsidiary, is set forth as of the date hereof in Schedule 4.1(a)), and each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified, or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) Corporate Authority. The Guarantor has full corporate power and authority to execute, deliver and perform, and to incur its obligations under, each of the Operative Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of the Guarantor’s stockholders is required as a condition to the validity or performance or the exercise by the Agent or the Funding Parties of any of their rights or remedies under any Operative Document.

(d) Authorizations. All authorizations, consents, approvals, registrations, notices, exemptions and licenses with or from any Governmental Authority and other Persons which are necessary for the execution, delivery and performance by the Guarantor of, and the incurrence and performance of each of its obligations under, each of the Operative Documents to which it is a party, and the exercise by the Agent and the Funding Parties of their remedies under each of the Operative Documents have been effected or obtained and are in full force and effect.

(e) Binding Obligation. Upon execution and delivery of this Master Agreement by all parties hereto, this Master Agreement and the Guaranty constitute the valid and legally binding obligation of the Guarantor enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f) Litigation. Except as described in Schedule 4.1(f) hereto, there are no proceedings or investigations now pending or, to the knowledge of the Guarantor, threatened against or involving the Guarantor or any Significant Subsidiary before any court or arbitrator or before or by any Governmental Authority in which there is a reasonable likelihood of an adverse determination and which, individually or in the aggregate, if determined adversely to the interests of the Guarantor or any Significant Subsidiary, would reasonably be expected to have a Material Adverse Effect.

(g) No Conflicts. There is no statute, regulation, rule, order or judgment, and no provision of any agreement or instrument binding upon the Guarantor or any Significant Subsidiary, or affecting their respective properties, and no provision of the certificate of incorporation or by-laws of the Guarantor or any Significant Subsidiary, that would prohibit, conflict with or in any way impair the execution, delivery, or performance of the terms of, or incurrence of any obligations of the Guarantor under, any Operative Document, or result in or require the creation or imposition of any Lien on any of the properties of the Guarantor or any Significant Subsidiary as a consequence of the execution, delivery and performance of any Operative Document, except for those Liens created by the Operative Documents.

(h) Financial Condition. (i) The consolidated balance sheet of the Guarantor and its Subsidiaries as of December 31, 2003, together with consolidated statements of income, retained earnings, paid-in capital and surplus and cash flows for the fiscal year then ended, certified by Ernst & Young LLP, and the consolidated balance sheet of the Guarantor and the Subsidiaries as of March 31, 2004, together with consolidated statements of income and cash flows for the three months then ended, heretofore delivered to the Agent and the Funding Parties, fairly present the consolidated financial condition of the Guarantor and the Subsidiaries and the results of their operations and transactions in their surplus accounts as of the dates and for the periods referred to and have been prepared in accordance with GAAP.

(i) There has been no material adverse change in the business, properties, condition (financial or otherwise) or operations, present or prospective, of the Guarantor or any of its Significant Subsidiaries since the date of the balance sheet dated March 31, 2004 referred to in Section 4.1(h)(i).

(ii) Taxes. Each of the Guarantor and the Significant Subsidiaries has filed or caused to be filed all tax returns that are required to be filed and paid all taxes that are required to be shown to be due and payable on said returns or on any assessment made against it or any of its property and all other taxes, assessments, fees, liabilities, penalties or other charges imposed on it or any of its property by any Governmental Authority, except for any taxes, assessments, fees, liabilities, penalties or other charges which are being contested in good faith and (unless the amount thereof is not material to the Guarantor’s consolidated financial condition) for which adequate reserves have been established in accordance with GAAP and except to the extent that the failure to so file and/or pay, in the aggregate has not had, and could not reasonably be expected to have, a Material Adverse Effect.

(i) Margin Regulations. The making of the Advances and the use of the proceeds thereof as contemplated hereby will not violate or be inconsistent with any of the provisions of Regulation U, T or X (or any successor regulations) of the Federal Reserve Board.

(j) Compliance with ERISA. Except to the extent that any of the following, either individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect, (i) each member of the ERISA Group is in compliance with the applicable provisions of ERISA and the Code with respect to each Plan, and (ii) no member of the ERISA Group has (A) an accumulated funding deficiency under Section 412 of the Code in respect of any Pension Plan, whether or not waived, (B) failed to make any contribution or payment to any Pension Plan, or made any amendment to any Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) of the Code, (C) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, all of which have been paid or (D) engaged in a transaction with respect to a Plan, which (assuming the taxable period of such transaction, within the meaning of Section 4975(f)(2) of the Code, to have expired as of the date hereof) has resulted or could reasonably be expected to result in such member being subject to a material tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(k) Not an Investment Company. Neither the Guarantor nor TPC is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l) Environmental Protection. None of the environmental investigations, studies, audits, tests, reviews or other environmental analyses delivered to the Guarantor or any Significant Subsidiary in relation to any property or facility now or previously owned or leased by the Guarantor or any Significant Subsidiary reveals any environmental condition which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(m) Disclosure. All information relating to the Guarantor or its Subsidiaries heretofore delivered in writing by the Guarantor or TPC to the Agent or any Funding Party in connection with the negotiation, execution and delivery of this Master Agreement is true and correct in all material respects. As of the date hereof, there is no material fact of which the Guarantor is aware which, individually or in the aggregate, would reasonably be expected by the Guarantor to adversely influence any Funding Party’s credit analysis relating to the Guarantor and its Subsidiaries which has not been disclosed to the Funding Parties in writing.

SECTION 4.2. Representations of TPC. Effective as of the date hereof, and as of each Funding Date, TPC represents and warrants to each of the other parties hereto as follows:

(a) Existence and Power. TPC (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has the limited liability company power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign entity and in good standing under the laws of Tennessee and of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing has not had, and would not be reasonably expected to have, a Material

Adverse Effect, and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith, in the aggregate, has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(b) Company and Governmental Authorization; No Contravention. The execution, delivery and performance by TPC of this Master Agreement and the other Operative Documents to which the TPC is party (i) are within the limited liability company powers of TPC, (ii) have been duly authorized by all necessary limited liability company or other applicable action, (iii) require no Governmental Action and (iv) do not contravene, or constitute a default under, any provision of Requirement of Law or Contractual Obligation of TPC that would reasonably be expected to have a Material Adverse Effect or (v) result in the creation or imposition of any Lien on any of the properties or revenues of TPC (other than any Lien created by the Operative Documents).

(c) Binding Effect. Upon execution and delivery of this Master Agreement by all parties hereto, this Master Agreement and the other Operative Documents to which TPC is party constitute valid and binding agreements of TPC and will constitute valid and binding obligations of the TPC, in each case enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d) Use of Proceeds. The proceeds of the Funded Amounts made under this Master Agreement will be used by the Construction Agent for the purposes described in Section 2.2 . None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

(e) Rights in Respect of the Leased Property. TPC is not a party to any contract or agreement to sell any interest in the Leased Property or any part thereof, other than as contemplated by the Operative Documents.

(f) Hazardous Materials – Leased Property.

(i) Except as described in the related Environmental Audit, on the Initial Funding Date, there are no Hazardous Materials present at, upon, under or within the Leased Property or released or transported to or from the Leased Property (except in compliance in all material respects with all Applicable Law).

(ii) No Governmental Actions have been taken or are in process or have been threatened, which could reasonably be expected to subject the Leased Property or any Funding Party to any Claims or Liens with respect to the Leased Property under any Environmental Law or would otherwise have a Material Adverse Effect.

(iii) The Lessee has, or will obtain on or before the date required by Applicable Law, all Environmental Permits necessary to operate the Leased Property, if any, in accordance with Environmental Laws and is complying with and has at all times complied with all such Environmental Permits, except to the extent the failure to obtain such Environmental Permits or to so comply would not have a Material Adverse Effect.

(iv) Except as set forth in the Environmental Audit, to the knowledge of the Lessee, no written notice, notification, demand, written request for information, citations, summons, complaint or order has been issued or filed to or with respect to the Lessee, no penalty has been assessed on the Lessee and no investigation or review is pending or threatened by any Governmental Authority or other Person in each case relating to the Leased Property with respect to any alleged material violation or liability of the Lessee under any Environmental Law. To the knowledge of the Lessee, no material written notice, notification, demand, written request for information, citations, summons, complaint or order has been issued or filed to or with respect to any other Person, no material penalty has been assessed on any other Person and no investigation or review is pending or threatened by any Governmental Authority or other Person relating to the Leased Property with respect to any alleged material violation or liability under any Environmental Law by any other Person.

(v) The Leased Property and each portion thereof are presently in compliance in all material respects with all Environmental Laws, and there are no present or, to the knowledge of the Lessee, past facts, circumstances, activities, events, conditions or occurrences regarding the Leased Property (including without limitation the release or presence of Hazardous Materials) that would reasonably be anticipated to (A) form the basis of a material Claim against the Leased Property, any Funding Party or the Lessee, (B) cause the Leased Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which the Leased Property is located, other than notices filed in the ordinary cause of business, or (D) prevent or interfere with the continued operation and maintenance of the Leased Property as contemplated by the Operative Documents.

For purposes of this Section 4.2(f), the term “material” with respect to any event or circumstance means that such event or circumstance would reasonably be anticipated to result in criminal liability or any civil liability in excess of $1,000,000 on the part of any Funding Party, or in the aggregate on the part of all of the Funding Parties, or to otherwise have a Material Adverse Effect.

(g) Leased Property. The present condition of the Leased Property conforms in all material respects with all conditions or requirements of all existing permits and approvals issued with respect to the Leased Property, and the Lessee’s future intended use of the Leased Property under the Lease does not, in any material respect, violate any Applicable Law. No material notices, complaints or orders of violation or non-compliance have been issued or, to the best of TPC’s or Guarantor’s knowledge, threatened or contemplated by any Governmental Authority with respect to the Leased Property or any present or intended future use thereof. All material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of the Leased Property as the Lessee intends to use the Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or to the Lessee’s best knowledge will be, obtained and are or will be in full force and effect, and the Lessee has no knowledge of any pending material modification or cancellation of any of the same.

(h) Flood Hazard Areas. No portion of the Leased Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, or if any Building located on the Leased Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, then flood insurance has been obtained for the Leased Property in accordance with the Lease and in accordance with the National Flood Insurance Act of 1968, as amended.

SECTION 4.3. Survival of Representations and Effect of Fundings.

(a) Survival of Representations and Warranties. All representations and warranties made in Sections 4.1 and 4.2 shall survive delivery of the Operative Documents and every Funding, and shall remain in effect until all of the Obligations are fully and irrevocably paid.

(b) Each Funding a Representation. Each Funding accepted by the Construction Agent shall be deemed to constitute a representation and warranty by each Obligor to the effect of Sections 4.1 and 4.2.

SECTION 4.4. Representations of the Lessor. Effective as of the date hereof and as of each Funding Date, the Lessor represents and warrants to the Agent, the Lenders, TPC and the Guarantor (provided that the representations and warranties set forth in paragraphs (j) through (n) below are made solely for the benefit of the Guarantor) as follows:

(a) Securities Act. The interest being acquired or to be acquired by the Lessor in the Leased Property is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that the Lessor shall be entitled to assign, convey or transfer its interest in accordance with Section 6.1.

(b) Due Organization, etc. The Lessor is a limited liability company duly organized and validly existing in good standing under the laws of Delaware and is duly qualified and in good standing in each jurisdiction where the failure to be so qualified would materially adversely affect the Lessor’s ability to perform its obligations under the Operative Documents to which it is, or will be, a party and has full power, authority and legal right to execute, deliver and perform its obligations under the Lease, this Master Agreement and each other Operative Document to which it is or will be a party.

(c) Due Authorization; Enforceability, etc. This Master Agreement and each other Operative Document to which the Lessor is or will be a party have been or will be duly authorized, executed and delivered by or on behalf of the Lessor and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by general equitable principles.

(d) No Conflict. The execution and delivery by the Lessor of the Lease, this Master Agreement and each other Operative Document to which the Lessor is or will be a party, are not or will not be, and the performance by the Lessor of its obligations under each will not be, inconsistent with its organizational documents, do not and will not contravene any Applicable Law applicable generally to parties providing financing and do not and will not contravene any provision of, or constitute a default under, any material Contractual Obligation of Lessor, do not and will not require the consent or approval of, the giving of notice to, the registration with or taking of any action in respect of or by, any Governmental Authority applicable generally to parties providing financing, except such as have been obtained, given or accomplished, and the Lessor possesses all requisite regulatory authority to undertake and perform its obligations under the Operative Documents, in each case if such contravention, default or failure to obtain, give or accomplish such consent, approval, notice or registration would materially adversely affect the Lessor’s ability to perform its obligations under the Operative Documents to which it is or will be a party.

(e) Litigation. There are no pending or, to the knowledge of the Lessor, threatened actions or proceedings against the Lessor before any court, arbitrator or administrative agency with respect to any Operative Document or that would have a material adverse effect upon the ability of the Lessor to perform its obligations under this Master Agreement or any other Operative Documents to which it is or will be a party.

(f) Lessor Liens. No Lessor Liens (other than those created by the Operative Documents) exist on the Initial Funding Date on the Leased Property, or any portion thereof, and the execution, delivery and performance by the Lessor of this Master Agreement or any other Operative Document to which it is or will be a party will not subject the Leased Property, or any portion thereof, to any Lessor Liens (other than those created by the Operative Documents).

(g) Employee Benefit Plans. The Lessor is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) or “plan” (as defined in Section 4975(e)(1) of the Code).

(h) No Offering. The Lessor has not offered the Note to any Person in any manner that would subject the issuance thereof to registration under the Securities Act or any applicable state securities laws.

(i) Investment Company. The Lessor is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j) Financial Statements. The financial statements provided to the Guarantor by the Lessor or by SunTrust Banks, Inc. (“STI”) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. There are no material transactions, agreements or accounts that have not been properly recorded in the accounting records underlying the financial statements of the Lessor provided to the Guarantor by the Lessor.

(k) Sole Member. STI is the sole member of the Lessor and, in its capacity as the sole member of Lessor, is entitled to the profits and the losses of the Lessor. There is only one class of equity in the Lessor. Profits or losses resulting from the Lessor’s equity investment in the Transaction are included in the overall profits and losses of the Lessor.

(l) Fair Value. The gross fair value of the Leased Property is less than half of the total fair value of the assets of the Lessor. The “fair value” of the assets of the Lessor has been determined as follows: (i) by excluding the value of any asset within a Silo (as defined in paragraph (m) below), (ii) for those transactions accounted for by the Lessor as leveraged leases pursuant to FAS 13, the fair value of the related leased properties have been determined on a gross basis prior to the application of leveraged lease accounting (recognizing that equity investments by the Lessor in another entity, including those accounted for as leveraged leases, should not be grossed up), (iii) the determination of fair value of the Lessor’s assets leased by the Lessor under operating leases to lessees has been determined without regard to residual value guarantees, remarketing arrangements, non-recourse financings, purchase options or any other contractual provisions, whether between the Lessor and the Guarantor or other parties, that might otherwise impact the fair value of the Lessor’s assets, and (iv) for assets other than the Leased Property that qualify as finance leases, fair value has been determined as the sum of the fair values of the corresponding finance lease receivables and unguaranteed residual values.

(m) Source of Funds. The Lessor has not financed an amount equal to or greater than 95% of the fair value of the Leased Property, on either an individual or an aggregate basis, with the proceeds of non-recourse debt or the sale of participations that are recourse solely to a specified transaction, targeted equity or any other type of funding that would result in the Leased Property being essentially the only source of repayment (in aggregate, a “Silo”).

(n) Consolidation. The Lessor is consolidated on a voting interest basis with STI, its sole member, which is a publicly traded corporation, in accordance with FIN 46 and the Leased Property is included therein. The Lessor is included in STI’s consolidated financial statements filed with the Securities and Exchange Commission.

SECTION 4.5. Representations of Each Lender. Effective as of the date hereof, as of the Closing Date and as of each Funding Date, each Lender represents and warrants to the Lessor and to each Obligor as follows:

(a) Securities Act. The interest being acquired or to be acquired by such Lender in the Funded Amounts is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that such Lender shall be entitled to assign, convey or transfer its interest in accordance with Section 6.2.

(b) Employee Benefit Plans. Such Lender is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) or “plan” (as defined in Section 4975(e)(1) of the Code).

ARTICLE V

COVENANTS OF THE GUARANTOR AND THE LESSOR

SECTION 5.1. Affirmative Covenants. The Guarantor will:

(a) Financial Statements; Compliance Certificates. Furnish:

(i) to the Agent, as soon as available, but in no event more than 60 days following the end of each of the first three quarters of each fiscal year, copies of the Guarantor’s Quarterly Report on Form 10-Q being filed with the SEC, which shall include a consolidated balance sheet and consolidated income statement of the Guarantor and the Subsidiaries for such quarter;

(ii) to the Agent, as soon as available, but in no event more than 90 days following the end of each fiscal year, a copy of the Guarantor’s Annual Report on Form 10-K being filed with the SEC, which shall include the consolidated financial statements of the Guarantor and the Subsidiaries, together with a report thereon by Ernst & Young LLP (or other independent certified public accountants reasonably satisfactory to the Funding Parties), for such year;

(iii) to the Agent, together with each report delivered pursuant to Sections 5.1(a)(i) and (ii), a certificate of the Guarantor, signed by a Responsible Officer, in substantially the form of Exhibit H, stating whether, as of the last date of the financial statements included in such report, any event or circumstance existed which constituted a Default (and, if so, detailing the facts with respect thereto) and whether the Guarantor was in compliance with the covenants set forth in this Article V, together with calculations to establish the Guarantor’s compliance with the covenants contained in Sections 5.3(a), (c) and (d);

(iv) to the Agent and the Funding Parties, promptly upon the filing by the Guarantor with the SEC or any national securities exchange of any registration statement (other than a registration statement on Form S-8 or an equivalent form) or regular periodic report (other than the reports referred to in Sections 5.1(a)(i) and (ii)), notification of such filing; and, at the request of any Funding Party, the Guarantor shall deliver to such Funding Party, a copy of such filing (excluding exhibits);

(v) to the Agent and the Funding Parties, promptly upon the mailing thereof to the shareholders of the Guarantor generally copies of all financial statements, reports and proxy statements so mailed;

(vi) to the Agent and the Funding Parties, promptly upon their becoming publicly available, the “Parent Company Only Financial Statements for Bank Holding Companies” (Form FR Y-9LP or any successor form of the Federal Reserve Board) of the Guarantor and the “Consolidated Financial Statements for Bank Holding Companies” (Form FR Y-9C or any successor form of the Federal Reserve Board) of the Guarantor;

(vii) to the Agent and the Funding Parties, within five Business Days of any Responsible Officer of the Guarantor obtaining knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer of the Guarantor stating that such certificate is a “Notice of Default” and setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto; and

(viii) to the Agent and the Funding Parties, such additional information, reports or statements, regarding the business, financial condition or results of operations of the Guarantor and its Significant Subsidiaries, as the Agent or the Funding Parties from time to time may reasonably request, provided, however, that the Guarantor shall not be obligated to furnish to any Funding Party any information hereunder that the Guarantor determines in good faith to be restricted from disclosure under applicable law or to constitute confidential and competitively sensitive or privileged information.

The obligations of the Guarantor under this Section 5.1(a) (other than those set forth in paragraphs (iii) and (vii) hereof) shall be deemed satisfied when and to the extent that the material or information required to be delivered is posted and available on the SEC’s website (or, in the case of paragraph (vi), on the Federal Reserve Board of Governors website (Federalreserve.gov)).

(b) Corporate Existence. Except as permitted by Section 5.2(b), maintain, and cause each Significant Subsidiary to maintain, its corporate existence in good standing and qualify and remain qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that the failure to qualify, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) Authorizations. Obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities required for the validity or enforceability of the Operative Documents.

(d) Conduct of Business. (A) Preserve, renew and keep in full force and effect, and cause each Significant Subsidiary to preserve, renew and keep in full force and effect, all its franchises and licenses necessary or desirable in the normal conduct of its business and the loss of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (B) comply, and cause each Significant Subsidiary to comply, with all applicable laws, orders, rules and regulations of all Governmental Authorities the failure with which so to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e) Taxes. Pay and discharge, and cause each Significant Subsidiary to pay and discharge, all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, except to the extent that (i) such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Guarantor or such Significant Subsidiary, as the case may be or (ii) unless the amount thereof is not material to the Guarantor’s consolidated financial condition, adequate reserves are maintained (in accordance with GAAP) by the Guarantor or such Significant Subsidiary, as the case may be, with respect thereto, and any failure to pay and discharge such taxes, assessments and governmental charges would not reasonably be expected to have a Material Adverse Effect.

(f) Insurance. Maintain, and cause each Significant Subsidiary to maintain, insurance with reputable insurance companies against such risks, of such types (including general liability, larceny, embezzlement or other criminal misappropriation insurance), on such properties and in such amounts as is customarily maintained by similar businesses similarly situated (it being understood that the Guarantor and each Subsidiary may self-insure against such risks to such extent as is customary for similar businesses similarly situated).

(g) Inspection. Permit the Agent and the Funding Parties to have one or more of their officers and employees, or any other Person designated by the Agent or the Funding Parties, to the extent reasonably requested by the Agent or a Funding Party, upon not less than three (3) Business Days’ notice not more than once in each calendar year (unless an Event of Default has occurred and is continuing, in which case, such limitations as to notice and frequency shall not apply), for the sole purpose of monitoring the Guarantor’s compliance with its obligations hereunder, to discuss the business and affairs of the Guarantor and its Significant Subsidiaries with officers of the Guarantor; provided that nothing herein shall require the Guarantor or any Significant Subsidiary to provide to any Person information that the Guarantor determines in good faith to be restricted from disclosure under applicable law or to constitute confidential and competitively sensitive or privileged information; and provided, further, that if Section 7.01(g) of the Revolving Credit Agreement is amended, this paragraph (g) shall be deemed to be amended to conform thereto upon written notice of such amendment to the Revolving Credit Agreement by the Guarantor to the Agent.

(h) Maintenance of Property. Maintain, keep and preserve and cause each Significant Subsidiary to maintain, keep and preserve all of its properties in good repair, working order and condition (normal wear and tear excepted) and from time to time make all necessary and proper repairs, renewals, replacements, and improvements thereto, except to the extent that any failure so to maintain, keep and preserve such properties, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(i) ERISA. Furnish to the Agent and the Funding Parties:

(i) within ten days after a Responsible Officer knows that any “reportable event” (as defined in Section 4043(b) of ERISA), other than a reportable event for which the 30-day notice requirement has been waived by the PBGC, has occurred with respect to a Pension Plan, a statement setting forth details as to such reportable event and the action proposed to be taken with respect thereto;

(ii) within ten days after receipt thereof, a copy of any notice that the Guarantor or any member of the ERISA Group may receive from the PBGC relating to the intention of the PBGC to terminate any Pension Plan or to appoint a trustee to administer any Plan;

(iii) within ten days after filing with any affected party (as such term is defined in Section 4001 of ERISA) of a notice of intent to terminate a Pension Plan, a copy of such notice and a statement setting forth the details of such termination, including an estimate of the amount of liability, if any, of the Guarantor or any member of the ERISA Group under Title IV of ERISA with respect to the termination;

(iv) within ten days after the adoption of an amendment to a Pension Plan if, after giving effect to such amendment, the Pension Plan is a plan described in Section 4021(b) of ERISA, a statement setting forth the details thereof;

(v) within 30 days after withdrawal from a Pension Plan during a plan year for which the Guarantor or any member of the ERISA Group could be subject to liability under Section 4063 or 4064 of ERISA, a statement setting forth the details thereof, including an estimate of the amount of such liability;

(vi) within 30 days after cessation of operations by the Guarantor or any member of the ERISA Group at a facility under the circumstances described in Section 4062(e) of ERISA, a statement setting forth the details thereof, including an estimate of the amount of liability of the Guarantor or a member of the ERISA Group under Title IV of ERISA;

(vii) within ten days after adoption of an amendment to a Pension Plan which would require security to be given to the Pension Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, a statement setting forth the details thereof, including the amount of such security;

(viii) within ten days after failure by the Guarantor or any member of the ERISA Group to make payment to a Pension Plan which would give rise to a lien in favor of the Plan under Section 302(f) of ERISA, a statement setting forth the details thereof, including the amount of such lien;

(ix) within ten days after the due date for filing with the PBGC, pursuant to Section 412(n) of the Code, of a notice of failure to make a required installment or other payment with respect to a Pension Plan, a statement setting forth details as to such failure and the action proposed to be taken with respect thereto; and

(x) within 30 days after receipt thereof by the Guarantor or any member of the ERISA Group from the sponsor of a Multiemployer Plan, a copy of each notice concerning the imposition of withdrawal liability on the Guarantor or such member or the termination or reorganization of a Multiemployer Plan.

SECTION 5.2. Negative Covenants. The Guarantor will not:

(a) Liens. Create, incur, assume or suffer to exist any Lien (other than General Permitted Liens) upon or in any of its property or assets, whether now owned or hereafter acquired.

(b) Mergers, Consolidations and Sales of Assets. Enter into any merger, consolidation or share exchange, or any Material Asset Disposition (as defined below), or permit any Significant Subsidiary so to do, except that:

(i) any Significant Subsidiary may merge or consolidate (A) with or into the Guarantor (provided that the Guarantor shall be the continuing or surviving corporation), (B) with or into any one or more Wholly Owned Subsidiaries or (C) with or into any other Person if the resulting direct or indirect disposition of the stock of such Significant Subsidiary by the Guarantor would not constitute a Material Asset Disposition;

(ii) any Subsidiary or group of Subsidiaries may enter into any Material Asset Disposition by which its assets are transferred to the Guarantor or a Wholly Owned Subsidiary;

(iii) the Guarantor or any Subsidiary may merge or consolidate with or into or, in the case of the Guarantor, engage in a share exchange with, any corporation; provided that (A) in the case of the merger, consolidation or share exchange by the Guarantor, the Guarantor shall be the continuing or surviving corporation or, in the case of a merger or consolidation involving The Bank of New York or TPC, the continuing and surviving corporation after such merger or consolidation shall be the Guarantor or a Significant Subsidiary of the Guarantor, (B) immediately after such merger, consolidation or share exchange, no Default shall have occurred and be continuing and (C) such merger, consolidation or exchange does not constitute a Material Asset Disposition;

(iv) the Guarantor may merge or consolidate with or into or engage in a share exchange with another corporation where the Guarantor is not the surviving corporation; provided that (A) immediately after such merger, consolidation or share exchange, no Default shall have occurred and be continuing, (B) the surviving entity executes an agreement assuming all of the Guarantor’s obligations under the Operative Documents, which agreement shall be in form and substance reasonably satisfactory to the Required Funding Parties and (C) the Guarantor shall have delivered a written opinion of counsel to the Guarantor, in form and substance (and subject to customary qualifications) reasonably satisfactory to the Required Funding Parties, to the effect that such agreement is the legal, valid and binding obligation of the surviving entity, enforceable against the surviving entity in accordance with its terms; and

(v) the Guarantor or any Significant Subsidiary may make any sale or other disposition of assets required as a condition to any regulatory approval for the acquisition of any Insured Subsidiary or in order not to violate any applicable law, regulation or order in connection with such acquisition.

For purposes of this Section 5.2(b), the term “Material Asset Disposition” means any transaction consisting of the sale, lease, transfer or other disposition of assets having a book value at the time of such transaction equal to or greater than 25% of the book value of all assets of the Guarantor and the Subsidiaries at such time (with any group of related sales, leases, transfers or other dispositions being treated as one transaction for purposes of determining whether the same is a Material Asset Disposition); provided that the term “Material Asset Disposition” shall in no event include any sale or sales of assets (including in connection with securitization transactions) consisting solely of accounts receivable or any sale, lease, transfer or other disposition of (i) any assets sold or disposed of in the ordinary course of business or (ii) obsolete or worn-out property no longer used or useful in the business in which used (including securitization transactions).

SECTION 5.3. Financial Covenants. The Guarantor will:

(a) Stockholders’ Equity. Not permit Stockholders’ Equity to be less than $5,000,000,000 as of the last day of any fiscal quarter.

(b) Regulatory Capital Requirements. (i) Maintain, and cause each Insured Subsidiary to maintain, at all times such minimum amount of regulatory capital as may then be prescribed (whether by regulation, order or agreement) by the Federal Reserve Board (in the case of the Guarantor and each Insured Subsidiary that is a state member bank), the Federal Deposit Insurance Corporation (or any successor Governmental Authority) (in the case of each Insured Subsidiary that is a state nonmember bank) or the Office of the Comptroller of the Currency (or any successor Governmental Authority) (in the case of each Insured Subsidiary that is a national banking association).

(i) Ensure that each Insured Subsidiary will be “adequately capitalized” for purposes of 12 U.S.C. § 1831o (or any successor provision) at all times after the date 180 days after such Person shall have become an Insured Subsidiary.

(c) Nonperforming Assets Coverage Ratio. Not permit the Nonperforming Assets Coverage Ratio to be less than 2.50 to 1.00 as of the last day of any fiscal quarter.

(d) Double Leverage Ratio. Not permit the Double Leverage Ratio to exceed 1.30 to 1.00 as of the last day of any fiscal quarter.

SECTION 5.4. Use of Proceeds. TPC will use the proceeds of the Advances solely to pay, or to reimburse itself for, Construction Costs.

SECTION 5.5. Further Assurances. Upon the written request of the Lessor or the Agent, the Lessee, at its own cost and expense, will cause all financing statements (including precautionary financing statements), fixture filings and other similar documents, to be recorded or filed at such places and times in such manner, as may be necessary to preserve, protect and perfect the interest of the Lessor, the Agent and the Lenders in the Leased Property as contemplated by the Operative Documents.

SECTION 5.6. Additional Required Appraisals. If, as a result of any change in Applicable Law after the date hereof, an appraisal of the Leased Property is required during the

Lease Term under Applicable Law with respect to any Funding Party’s interest therein, such Funding Party’s Funded Amount with respect thereto or the Operative Documents, then the Lessee shall pay the reasonable cost of such appraisal.

SECTION 5.7. Lessor’s Covenants. The Lessor covenants and agrees that, unless the Agent, the Guarantor and the Lenders (or the Guarantor alone in the case of paragraphs (d) through (g)) shall have otherwise consented in writing:

(a) the proceeds of the Loans received from the Lenders will be used by the Lessor solely to acquire the Leased Property and to pay the Construction Agent for certain Construction Costs associated therewith. No portion of the proceeds of the Loans will be used by the Lessor (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation or (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock;

(b) it shall not consent to or permit the creation of any easement or other restriction against the Leased Property other than as permitted pursuant to Article VI of the Lease;

(c) it shall not incur or permit to exist, and will promptly discharge each Lessor Lien and shall indemnify the Lenders and the Lessee for any loss, cost, expense or diminution in value of the Leased Property resulting from, or incurred as a result of, such Lessor Liens;

(d) upon request of the Guarantor, it will deliver to the Guarantor, or its independent auditors, if requested by the Guarantor (i) as soon as available and in any event within 20 days after the end of each fiscal quarter (other than the fourth fiscal quarter), a consolidated balance sheet of the Lessor as of the end of such fiscal quarter and of related statements of income for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP certified by a manager or officer of the Lessor and of STI, (ii) as soon as available and in any event within 45 days after the end of each fiscal year, a consolidated balance sheet of the Lessor as of the end of such fiscal year and the related statements of income for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, certified by a manager or officer of the Lessor and STI and (iii) within 15 days after the end of each fiscal quarter (provided that the Lessor will use its best efforts to deliver such certificate within 10 days), a certificate in substantially the form set forth in Exhibit J, executed by an officer or manager of the Lessor and STI, provided that, if the Lessor’s fiscal year is not a calendar year, the Lessor will also deliver such a certificate on or before each January 15, and provided, further, that if the Lessor believes that it will be unable to deliver such a certificate in the future or that it cannot make the representation set forth in Section 4.4(l) or (m), then the Lessor, at its option, shall either (A) provide documentation, based on GAAP and reasonably acceptable to the Guarantor, to certify that the Lessor is a “voting interest entity” as defined in FIN 46 (which will be renewed as required), (B) obtain additional assets such that after giving effect thereto, such representation is accurate or (C) transfer its right, title and interest in some, or all, of the Leased Property to another Affiliate of STI such that after giving effect to such transfer, such representation is accurate (and the parties hereto hereby agree that the Lessor may make such transfer without the need to obtain the consent of any party hereto);

(e) in the event that the Guarantor believes that it is reasonably possible that the value of the Leased Property could exceed 30% (or such lower percentage as reasonably determined by the Lessee) of the total assets of the Lessor, upon the request of the Guarantor, the Lessor shall provide to the Guarantor representations, and supporting schedules and analyses, setting forth the Lessor’s evaluation and conclusion that the Lessor is a voting interest entity in accordance with paragraphs 5a, b and c of FIN 46, including, but not limited to, quarterly and annual expected loss calculations;

(f) it will not (A) incur additional non-recourse indebtedness with respect to the Leased Property, (B) change the character of non-targeted equity or recourse borrowing in any way that would result in the Leased Property being essentially the only source of repayment of such funding source, or (C) make any distributions from the Lessor that would, in the case of any of the foregoing clauses (A), (B) and (C), result in such non-recourse funding being equal to or exceeding 95% of the fair value of the Leased Property; and

(g) at any time, upon request of the Guarantor, permit the Guarantor or an agent of the Guarantor and the Guarantor’s independent auditors to examine the Lessor’s books and records and visit the offices and properties of the Lessor during business hours for the purpose of examining such materials, (A) for the purpose of verifying the accuracy of the representations and warranties set forth in the certificate delivered pursuant to paragraph (d)(iii) above or in Section 4.4(l), (m) or (n), or (B) for the purpose of reviewing the materials supporting the conclusion that the Lessor is a voting interest entity if the circumstances described in paragraph (e) or paragraph (d)(iii)(A) above exist or the Lessor has breached its representations or warranties set forth in Section 4.4(l), (m) or (n) or in any certificate delivered pursuant to paragraph (d)(iii) above, provided that the Guarantor and each such agent shall execute and deliver to the Lessor an agreement regarding the confidentiality of the Lessor’s books and records and related information in form and substance reasonably satisfactory to the Lessor.

At any time, the Lessor may submit to the Guarantor, for the Guarantor’s acceptance, documentation based on GAAP to certify that the Lessor is a “voting interest entity” as defined by FIN 46, which documentation shall be renewed as required. The Guarantor agrees to consider, and to request its independent accountants to consider, such documentation in good faith. If the Guarantor accepts such determination, in its reasonable discretion, the Lessor shall not be required to comply with the covenants set forth in paragraph (d)(iii), (e) and (f) above, nor to make the representations set forth in Section 4.4(l) or (m) for so long as such documentation is renewed at least annually within 15 days after the end of each calendar year and the Lessor has no reason to believe that it has ceased to be a “voting interest entity” as defined in FIN 46.

(h) it shall deliver an opinion of counsel as to the enforceability of the Operative Documents to which the Lessor is a party, in form reasonably acceptable to the Lenders, to the Lenders on or before the date that is 60 days after the Initial Funding Date.

ARTICLE VI

TRANSFERS BY LESSOR AND LENDERS; DISTRIBUTIONS

SECTION 6.1. Lessor Transfers.

(a) The Lessor shall not assign, convey or otherwise transfer all or any portion of its right, title or interest in, to or under the Leased Property (except to the Lessee in accordance with the Lease or to SunTrust Bank) or any of the Operative Documents without the prior written consent of the Lenders and, unless an Event of Default has occurred and is continuing, the Guarantor, except that without the prior written consent of any Lender, but, unless an Event of Default has occurred and is continuing, with the prior written consent of the Guarantor (such consent not to be unreasonably withheld), Lessor may assign (reserving all rights of Lessor to indemnification relating to the period prior to such transfer) all (but not less than all) of its right, title and interest in, to and under the Leased Property and the Operative Documents to any wholly owned, direct or indirect, U.S. subsidiary of STI (i) that has a net worth of at least $75,000,000 or (ii) the obligations of which under the Operative Documents are guaranteed by STI or another wholly-owned U.S. subsidiary of STI, having a net worth of at least $75,000,000. If requested by the Guarantor or any Lender, STI shall deliver to such requesting party a balance sheet (which may be unaudited) for such subsidiary transferee. Lessor may, without the consent of the Lenders, the Agent or the Guarantor, sell a participation in its rights in the Leased Property and under the Operative Documents. Any proposed transferee of the Lessor shall make the representations set forth in Section 4.4 to the other parties hereto. The foregoing provisions of this Section 6.1(A) notwithstanding, in any case, so long as no Event of Default has occurred and is continuing, the Guarantor may reject any proposed transfer, assignment or other disposition of any or all of Lessor’s interest in the Leased Property if, in the exercise of the Guarantor’s reasonable discretion, such transfer, assignment or disposition causes the Lessee to consolidate the Lessor or any portion of the Lessor under GAAP.

(b) At any time, the Lessor may add additional Lenders pursuant to an Addition Agreement, provided that (i) unless such Lender is an Affiliate of any Funding Party, or an Event of Default has occurred and is continuing, the Guarantor has approved the identity of such Lender, which approval shall not be unreasonably withheld, (ii) after giving effect to such addition, the Lessor is not in violation of its covenant set forth in Section 5.6(f), (iii) the Commitment of such additional Lender is at least $5,000,000 and (iv) such additional Lender is an Eligible Assignee. On the date any such Lender is added, such Lender shall make Loans to the Lessor in an amount equal to such new Lender’s Commitment Percentage of the outstanding Funding Amounts, which amount shall be applied to reduce the Lessor’s Invested Amount. Lessee shall not be responsible for any processing or recording fee or any costs or expenses incurred by the Lessor, the Agent or any Lender in connection with such addition. Each additional Lender shall make the representations set forth in Section 4.5 to the other parties hereto.

SECTION 6.2. Lender Transfers.

(a) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

(b) Each Lender may assign all or a portion of its interests, rights and obligations under this Master Agreement and the Loan Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Eligible Assignee; provided, however, that (i) the Agent and, except during the continuance of an Event of Default, the Guarantor must give its prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed) unless such assignment is to another Lender, (ii) unless such Lender is assigning all of its Commitment, after giving effect to such assignment, the Commitment of both the assignor and the assignee is at least $5,000,000 and (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, and, unless such assignment is to an Affiliate of such Lender, a processing and recordation fee of $3,500. Any such assignment of the Loans shall include both the A Loans and the B Loans of such assigning Lender, on a pro rata basis. The Lessee shall not be responsible for such processing and recordation fee or any costs or expenses incurred by any Lender or the Agent in connection with such assignment. From and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Master Agreement and the Loan Agreement, provided that the assigning Lender shall not be released from any of its obligations incurred prior to the effective date of such assignment.

(c) Each Lender may, without the consent of the Agent or the Guarantor, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Master Agreement and the Loan Agreement (including all or a portion of its Commitments in the Loans owing to it), provided, however, that (i) such Lender’s obligations under this Master Agreement and the Loan Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating bank or other entity shall not be entitled to any greater benefit than its selling Lender under the cost protection provisions contained in Section 7.5 of this Master Agreement, (iv) the Guarantor, the Agent and the other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender’s rights and obligations under this Master Agreement and the other Operative Documents, and such Lender shall retain the sole right to enforce the obligations of Lessor relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Master Agreement and the Loan Agreement (except that such Lender may permit the participant to approve any amendment, modification or waiver which would reduce the principal of or the interest rate on its Loan, extend the term of such Lender’s Commitment, reduce the amount of any fees to which such participant is entitled or extend the final scheduled payment date of any Loan) and (v) any participations and related transactions shall be at no cost (directly or indirectly through Lessor or any other party) to the Obligors and shall not impose any additional obligation on any Obligor. Any Lender selling a participation hereunder shall provide prompt written notice to the Agent and to the Guarantor of the name of such participant.

(d) Any Funding Party or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Guarantor or its Subsidiaries furnished to such Funding Party by or on behalf of the Guarantor.

With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree in writing to use the information only for the purpose of making any necessary credit judgments with respect to this facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree in writing not to disclose any of such information except as permitted by this Master Agreement. The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Funding Party, the Agent or the Lessee relating to such confidential information unless otherwise properly disposed of by such entity.

(e) Any Lender may at any time assign all or any portion of its rights under this Master Agreement and the Note to a Federal Reserve Bank without complying with the requirements of paragraph (b) above; provided that no such assignment shall release such Lender from any of its obligations hereunder.

(f) The Lenders hereby acknowledge and agree that the Lessee shall have the right to the quiet enjoyment of the Leased Property pursuant to the Lease, whether or not a Loan Event of Default that is not an Event of Default has occurred and is continuing, so long as no Event of Default has occurred and is continuing.

SECTION 6.3. Distribution and Application of Rent Payments.

(a) Basic Rent. Each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent) received by the Agent shall be distributed pro rata to the Funding Parties to be applied to the amounts of accrued and unpaid interest (including overdue interest) on the Loans and accrued and unpaid Yield (including overdue Yield).

(b) Supplemental Rent. Each payment of Supplemental Rent received by the Agent shall be paid to or upon the order of the Person owed the same in accordance with the Operative Documents.

(c) Direction to Lessee and Construction Agent. The Lessor hereby directs the Lessee and the Construction Agent to make all payments of Basic Rent, the Lease Balance, the Construction Failure Payment, the Recourse Deficiency Amount and the proceeds of all property insurance payments that are required to be paid to the Lessor pursuant to the Operative Documents to the Agent.

SECTION 6.4. Distribution and Application of Purchase Payment. The payment by the Lessee or the Construction Agent of:

(a) the purchase price for a consummated sale of the Lessor’s interest in the Leased Property received by the Agent in connection with the Lessee’s exercise of the Purchase Option under Section 14.1 of the Lease or the Construction Agent’s exercise of its option to purchase the Lessor’s interest in the Leased Property under Section 5.3 of the Construction Agency Agreement, or

(b) the payment payable in connection with the Lessee’s compliance with its obligation to purchase the Lessor’s interest in the Leased Property in accordance with Section 14.2 or 14.3 of the Lease, or

(c) the Lease Balance in accordance with Section 10.1 or Section 10.2 of the Lease, shall be distributed by Agent as promptly as possible, to the Funding Parties pro rata for application to their respective Funding Party Balances.

SECTION 6.5. Distribution and Application to Funding Party Balances of Lessee Payment of Recourse Deficiency Amount Upon Exercise of Remarketing Option and of the Construction Failure Payment. The payment by the Lessee of the Recourse Deficiency Amount to the Agent on the Lease Termination Date in accordance with Section 14.6 or Section 14.7 of the Lease following the Lessee’s exercise of the Remarketing Option, shall be distributed by the Agent on a pro rata basis to the Lenders and the Lessor for application to the outstanding principal of the Loans and the Allocated Amount. The payment by the Lessee or the Construction Agent of the Construction Failure Payment pursuant to the Construction Agency Agreement shall be distributed by the Agent, first on a pro rata basis to the Lenders and the Lessor for application to the accrued and unpaid interest on the Loans and accrued and unpaid Yield on the Allocated Amount, second on a pro rata basis to the Lenders and the Lessor for application to reduce the principal of the Loans and the Allocated Amount to zero, and third to the outstanding Lessor’s Net Invested Amount.

SECTION 6.6. Distribution and Application to Funding Party Balances of Remarketing Proceeds of Leased Property.

(a) Any payments received by the Lessor as proceeds from the sale of the Leased Property sold after the Lessee’s exercise of the Remarketing Option or received pursuant to Section 7.6, in each case so long as such payment is not a Construction Failure Payment (which shall be governed by paragraph (b) below) or proceeds received from a sale of the Leased Property after the Lease Termination Date when no Event of Default has occurred (which sale after the Lease Termination Date shall be governed by paragraph (C) below) shall be distributed (or applied, in the case of clause third below) by the Lessor as promptly as possible (it being understood that any such payment received by the Lessor on a timely basis and in accordance with the provisions of the Lease shall be distributed on the date received in the funds so received) in the following order of priority:

first, to the extent not previously deducted from such proceeds, to the Agent, the Funding Parties and the Lessee as reimbursement for any and all remarketing, carrying (including management fees, insurance, maintenance, security, build-out, utility, and tax charges, sale, closing or other transfer costs, prorations or commissions (including broker fees, appraisal costs, legal fees and expenses and transfer taxes), paid or incurred by the Agent, any Funding Party or the Lessee, pro rata according to the amount of such costs and fees;

second, to the Lenders and the Lessor pro rata for application to their Loans and the Allocated Amount, an amount equal to the lesser of (i) such Loans and the Allocated Amount and (ii) the Permitted Lease Balance;

third, to the Lessor for application to the Lessor’s Net Invested Amount, an amount equal to the lesser of (i) the Lessor’s Net Invested Amounts and (ii) the Permitted Lease Balance minus the amount distributed pursuant to clause second above;

fourth, to the Lessee an amount equal to the Recourse Deficiency Amount paid by the Lessee to the Lessor, plus interest on such Recourse Deficiency Amount from the Lease Termination Date until the date of such sale, at a rate equal to the Federal Funds Rate;

fifth, to the Lenders and the Lessor pro rata for application to the remaining outstanding portion of their Loans and the Allocated Amount, if any, an amount equal to such remaining Loans and Allocated Amount, plus the interest and Yield accrued on such Loans and Allocated Amount from the Lease Termination Date until the date of such sale or payment by Lessor;

sixth, to the Lessor for application to the remaining outstanding Net Invested Amount, if any, an amount equal to such remaining Net Invested Amount, plus the Yield accrued on such amount from the Lease Termination Date until the date of such sale or payment by Lessor;

seventh, to the Funding Parties pro rata for application to any other amount owing to the Funding Parties under the Operative Documents, an amount equal to such other amounts; and

eighth, the excess, if any, to the Lessor.

To the extent that the proceeds applied pursuant to the foregoing sentence are insufficient to pay to the Lessee the amount set forth in clause fourth above in full, the Funding Parties hereby agree to pay to the Lessee, on a pro rata basis (it being understood that if any Lender defaults in its obligation to pay its share of such amount, the Lessor shall pay such share, and shall retain all of its rights and claims against such defaulting Lender with respect thereto), interest on the portion of the Recourse Deficiency Amount repaid to the Lessee pursuant to such clause fourth from the Lease Termination Date until the date of such sale or payment by Lessor, at a rate equal to the Federal Funds Rate (to the extent the Lessee has not received such interest pursuant to such clause fourth).

(b) Any payments received by the Lessor as proceeds from the sale of the Leased Property sold following the payment of the Construction Failure Payment (which Construction Failure Payment shall be distributed pursuant to Section 6.5) shall be distributed (or applied, as appropriate) by the Lessor as promptly as possible (it being understood that any such payment received by the Lessor on a timely basis and in accordance with the provisions of the Construction Agency Agreement shall be distributed on the date received in the funds so received) in the following order of priority:

first, to the Funding Parties or the Agent, as the case may be, in reimbursement of all Construction Costs that are incurred by any of them, to the extent such Construction Costs are capitalizable in accordance with GAAP, and all reasonable costs, expenses (including legal fees) and taxes, if any, incurred by any of them to maintain, insure and secure the Leased Property, remarket the Leased Property and sell the Leased Property (including broker fees, appraisal costs, title insurance costs, survey costs and advertising expenses), pro rata according to the amount of such Construction Costs, costs, expenses and taxes;

second, to the Lenders and the Lessor pro rata for application to their Loans and the Allocated Amount, an amount equal to the lesser of (i) such Loans and the Allocated Amount and (ii) the Permitted Lease Balance;

third, to the Lessor for application to the Lessor’s Net Invested Amount, an amount equal to the lesser of (i) the Lessor’s Net Invested Amounts and (ii) the Permitted Lease Balance minus the amount distributed pursuant to clause second above;

fourth, to the Construction Agent an amount equal to the Construction Failure Payment paid by the Construction Agent to the Lessor;

fifth, to the Lenders and the Lessor, pro rata for application to the remaining portion of their Loans and the Allocated Amount, if any, an amount equal to such remaining Loans and Allocated Amount:

sixth, to the Lessor for application to the remaining outstanding Net Invested Amount, if any, an amount equal to such remaining Net Invested Amount;

seventh, to the Funding Parties pro rata for application to any other amount owing to the Funding Parties under the Operative Documents, an amount equal to such other amounts; and

eighth, the excess, if any, to the Lessee.

(c) Any payments received by the Lessor as proceeds from the sale of the Leased Property occurring after the Lease Termination Date, provided no Event of Default shall have occurred, shall be distributed (or applied, as appropriate) by the Lessor as promptly as possible in the following order of priority:

first, to the extent not previously deducted from such proceeds, to the Agent, the Funding Parties and the Lessee as reimbursement for any and all remarketing, carrying (including management fees, insurance, maintenance, security, build-out, utility, and tax charges, sale, closing or other transfer costs, prorations or commissions (including broker fees, appraisal costs, legal fees and expenses and transfer taxes), paid or incurred by the Agent, any Funding Party or the Lessee, pro rata according to the amount of such costs and fees ;

second, to the Lenders and the Lessor pro rata for application to (i) their Loans and the Allocated Amount, together with all accrued and unpaid Yield and interest thereon, an amount equal to such Loans and the Allocated Amount, together with all accrued and unpaid Yield and interest thereon and (ii) the amounts paid to the Lessor pursuant to Section 8.4 (e), in the case of the Lenders, and the Lessor’s Pro Rata Share of the amount paid by the Lessor to the Lessee pursuant to the second paragraph of Section 14.7 of the Lease, in the case of the Lessor, an amount equal to such paid amounts;

third, to the Lessor for application to the Lessor’s Net Invested Amount, together with all accrued and unpaid Yield thereon, an amount equal to such Net Invested Amount, together with all accrued and Yield thereon;

fourth, to the Lessor for amounts paid to the Lessee pursuant to Section 14.7 of the Lease and not otherwise reimbursed to the Lessor pursuant to clause second above;

fifth, , to the Funding Parties pro rata for application to any other amount owing to the Funding Parties under the Operative Documents, an amount equal to such other amounts; and

sixth, the excess, if any, to the Lessor.

SECTION 6.7. Distribution and Application of Payments Received When an Event of Default Exists.

(a) Proceeds of Leased Property. Any payments received by the Lessor or the Agent when an Event of Default exists, as

(i) proceeds from the sale of all or any portion of the Leased Property sold pursuant to the exercise of the Lessor’s remedies pursuant to Article XIII of the Lease, or

(ii) proceeds of any amounts from any insurer or any Governmental Authority in connection with an Event of Loss or Event of Taking shall if received by the Lessor be paid to the Agent as promptly as possible, and shall be distributed or applied in the following order of priority:

first, to the Agent for any amounts reasonably expended by it in connection with the Leased Property or the Operative Documents and not previously reimbursed to it;

second, to the Lenders and the Lessor pro rata for application to their Loans and the Allocated Amount, an amount equal to such Loans and Allocated Amount;

third, to the Lessor for application to its Net Invested Amount, an amount equal to such Net Invested Amount;

fourth, to the Funding Parties pro rata for application to any other amount owing to the Funding Parties under the Operative Documents, an amount equal to such other amounts; and

fifth, to the Lessee or the Person or Persons otherwise legally entitled thereto pursuant to a valid court order or judgment, the excess, if any.

(b) Proceeds of Recoveries from Lessee. Any payments received by the Agent or Lessor when an Event of Default exists, from the Lessee as a payment in accordance with the Lease or from the Guarantor as a payment in accordance with the Guaranty shall be paid to the Agent as promptly as possible, and shall then be distributed or applied by the Agent as promptly as possible in the order of priority set forth in paragraph (a) above.

SECTION 6.8. Distribution of Other Payments. Except as otherwise provided in this Article VI, any payment received by the Lessor which is to be paid to Agent pursuant hereto or for which provision as to the application thereof is made in an Operative Document but not elsewhere in this Article VI shall, if received by the Lessor, be paid forthwith to the Agent and when received shall be distributed forthwith by the Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document. If the Agent has any funds related to the Leased Property remaining after all amounts payable to the Agent and the Funding Parties shall have been paid in full, the Agent shall distribute such funds to the Guarantor or whomsoever shall be legally entitled thereto.

SECTION 6.9. Timing of Agent Distributions. Payments received by the Agent in immediately available funds before 12:00 p.m. (noon), Atlanta, Georgia time, on ANY Business Day shall be distributed to the Persons entitled thereto in accordance with and to the extent provided in this Article VI on such Business Day. Payments received by the Agent in immediately available funds after 12:00 p.m. (noon), Atlanta, Georgia time shall be distributed to the Persons entitled thereto in accordance with and to the extent provided in this Article VI on the next Business Day.

SECTION 6.10. Refinancing. The Lessee may, at its option, request that the Lessor refinance the outstanding Loans and Allocated Amount, and the Lenders and the Lessor agree that the Loans and the Allocated Amount may be prepaid, in whole but not in part, in connection with such refinancing, provided that (i) the Lessor has consented in writing to such refinancing, which consent shall be at the Lessor’s sole discretion, (ii) no Event of Default exists on the date the Lessee makes such request or on the effective date of such refinancing, (iii) the Lessee promptly pays, or reimburses the Agent and the Funding Parties for, any and all costs and expenses, including legal fees, incurred by the Agent or any of the Funding Parties in connection with such refinancing, (iv) the Lessee may not make such a request more than twice and (v) the Funding Parties shall be paid their full Funding Party Balances, including any amounts due pursuant to Section 7.5, on the effective date of such refinancing (except that the Lessor’s Net Invested Amount shall remain outstanding). Neither the Agent nor any Funding Party shall have any obligation with respect to such refinancing, including, without limitation, any obligation to locate replacement lenders.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1. General Indemnification. Lessee agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and hold harmless each Indemnitee, on an After-Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted, or threatened to be asserted, against such Indemnitee, whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person (provided that no Indemnitee shall have the right to double recovery with respect to any Claim) and whether or not such Claim arises or accrues prior to the Closing Date or after the Lease Termination Date, or results from such Indemnitee’s negligence, in any way relating to or arising out of:

(a) any of the Operative Documents or any of the transactions contemplated thereby, and any amendment, modification or waiver in respect thereof; or

(b) the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to the Lease), return or other disposition of all or any part of any interest in the Leased Property or the imposition of any Lien, other than a Lessor Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien, other than a Lessor Lien) thereon, including, without limitation: (i) Claims or penalties arising from any violation or alleged violation of law or in tort (strict liability or otherwise), (ii) latent or other defects, whether or not discoverable, (iii) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property or any part thereof, (iv) the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to the Leased Property or any part thereof, (v) any Claim for patent, trademark or copyright infringement, (vi) Claims arising from any public improvements with respect to the Leased Property resulting in any charge or special assessments being levied against the Leased Property or any Claim for utility “tap-in” fees, and (vii) Claims for personal injury or real or personal property damage occurring, or allegedly occurring, on the Land, Building or Leased Property;

(c) the breach or alleged breach by any Obligor of any representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document (it being understood that if such breach constitutes a Limited Event of Default, the Funding Parties’ rights to recover the Lease Balance against the Lessee shall be limited as set forth in Section 13.3 of the Lease);

(d) the retaining or employment of any broker, finder or financial advisor by any Obligor to act on its behalf in connection with this Master Agreement, or the incurring of any fees or commissions to which the Lessor, the Agent or any Lender might be subjected by virtue of their entering into the transactions contemplated by this Master Agreement (other than fees or commissions due to any broker, finder or financial advisor retained or deemed retained by the Lessor, the Agent or any Lender);

(e) the existence of any Lien (other than Lessor Liens) on or with respect to the Leased Property, the Construction, any Basic Rent or Supplemental Rent, title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Leased Property or by reason of labor or materials furnished or claimed to have been furnished to the Construction Agent, the Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by the Lessee or Alterations constructed by the Lessee;

(f) the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code (except to the extent caused by the inaccuracy of the Lessor’s representation in Section 4.4(g) or a Lender’s representation in Section 4.5(b)) (it being understood that if such circumstance constitutes a Limited Event of Default, the Funding Parties’ rights to recover the Lease Balance against the Lessee shall be limited as set forth in Section 13.3 of the Lease); or

(g) any act or omission by any Obligor under any Purchase Agreement or any other Operative Document, or any breach by any Obligor of any requirement, condition, restriction or limitation in any Deed or Purchase Agreement;

provided, however, Lessee shall not be required to indemnify any Indemnitee under this Section 7.1 for any Claim to the extent that such Claim results from any of the following: (1) the willful misconduct or gross negligence of such Indemnitee (except to the extent imputed to such Indemnitee solely by its interest in the Leased Property), (2) Lessor Liens under the Operative Documents or (3) events occurring after payment in full of the Lease Balance and the termination of the Lease in accordance with the terms thereof (including the return or sale of the Leased Property pursuant to the terms thereof); and, provided, further, that during the Construction Term, the Lessee’s indemnity obligations with respect to the Leased Property shall be governed by, and expressly limited to the matters covered by, Section 3.3 of the Construction Agency Agreement. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

SECTION 7.2. Environmental Indemnity. In addition to and without limitation of Section 7.1 or Section 3.3 of the Construction Agency Agreement, Lessee agrees to indemnify, hold harmless and defend each Indemnitee, on an After-Tax Basis, from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of the Leased Property), damages, liabilities, fines, penalties, charges, suits, settlements, demands, administrative and judicial proceedings (including informal proceedings and investigations) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable costs and expenses actually incurred in connection therewith (including, but not limited to, reasonable attorneys’ and/or paralegals’ fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising directly or indirectly, in whole or in part, out of

(i) the presence on or under the Land of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under, from or onto the Land,

(ii) any activity, including, without limitation, construction, carried on or undertaken on or off the Land, and whether by the Lessee or any predecessor in title or any employees, agents, contractors or subcontractors of the Lessee or any predecessor in title, or any other Person, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under the Land,

(iii) loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws, in each case to the extent related to the Leased Property,

(iv) any claim concerning the Leased Property’s lack of compliance with Environmental Laws, or any act or omission causing an environmental condition on or with respect to the Leased Property that requires remediation or would allow any governmental agency to record a lien or encumbrance on the land records, or

(v) any residual contamination on or under the Land, or affecting any natural resources on the Land, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials on or from the Leased Property; in each case irrespective of whether any of such activities were or will be undertaken in accordance with Applicable Law;

in any case with respect to the matters described in the foregoing clauses (i) through (v) that arise or occur

(b) prior to or during the Lease Term,

(c) at any time during which the Lessee or any Affiliate thereof owns any interest in or otherwise occupies or possesses the Leased Property or any portion thereof, or

(d) during any period after and during the continuance of any Event of Default;

provided, however, Lessee shall not be required to indemnify any Indemnitee under this Section 7.2 for any Claim to the extent that such Claim results from (1) the willful misconduct or gross negligence of such Indemnitee (except to the extent imputed to such Indemnitee solely by its interest in the Leased Property) and (2) events occurring after any Indemnitee takes possession of the Leased Property unless related to Hazardous Materials stored on, released from or discharged from the Leased Property prior to the time that such Indemnitee takes possession. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

SECTION 7.3. Proceedings in Respect of Claims. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 7.1 or 7.2, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as the Lessee may reasonably request and which is in the possession of, or under the control of, such Indemnitee to substantiate properly the requested payment. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee promptly shall notify the Lessee of the commencement thereof (provided that the failure of such Indemnitee to promptly notify the Lessee shall not affect the Lessee’s obligation to indemnify hereunder except to the extent that the Lessee’s rights to contest or defenses otherwise available to the Lessee are materially prejudiced by such failure), and the Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, or such Indemnitee requests the Lessee to, assume and control the defense thereof with counsel reasonably satisfactory to such Indemnitee; provided, however, that such Indemnitee may pursue a motion to dismiss such Indemnitee from such action, suit or proceeding with counsel of such Indemnitee’s choice at the Lessee’s expense; and provided further that the Lessee may assume and control the defense of such proceeding only if the Lessee shall have acknowledged in writing its obligations to fully indemnify such Indemnitee in respect of such action, suit or proceeding, Lessee shall pay all reasonable costs and expenses related to such action, suit or proceeding as and when incurred and the Lessee shall keep such Indemnitee fully apprised of the status of such action suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request; and, provided further, that Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any possibility of imposition of criminal liability or any material risk of civil liability on such Indemnitee in excess of $2,000,000 or (y) such action, suit or proceeding will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property or any part thereof unless the Lessee shall have posted a bond or other security satisfactory to the relevant Indemnitees in respect to such risk or (z) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified Claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.

If the Lessee fails to fulfill the conditions to the Lessee’s assuming the defense of any claim after receiving notice thereof on or prior to the date that is fifteen (15) days prior to the date that an answer or response is required, the Indemnitee may undertake such defense, at the

Lessee’s expense, provided, however, the Lessee may thereafter assume the defense if the Lessee satisfies all of the conditions thereto set forth above. Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 7.1 or 7.2 that (i) does not contain a complete release of the related Indemnitee or does contain any admission of liability or fault by such Indemnitee or (ii) unless Lessee cash collateralizes or pays the amount of the settlement in full at the time of such settlement or compromise, involves a payment in excess of $2,000,000, without the prior written consent of the related Indemnitee, which consent shall not be unreasonably withheld. Unless an Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 7.1 or 7.2 with respect to such Claim.

Upon payment in full of any Claim by the Lessee pursuant to Section 7.1 or 7.2 to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are reasonably necessary or advisable to enable the Lessee vigorously to pursue such claims.

Any amount payable to an Indemnitee pursuant to Section 7.1 or 7.2 shall be paid to such Indemnitee promptly upon, but in no event later than thirty (30) days after, receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

If for any reason the indemnification provided for in Section 7.1 or 7.2 is unavailable to an Indemnitee in whole or in part, then the Lessee agrees to contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee on the one hand and by the Lessee on the other hand but also the relative fault of such Indemnitee as well as any other relevant equitable considerations. It is expressly understood and agreed that the right to contribution provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

SECTION 7.4. General Tax Indemnity.

(a) Tax Indemnity. Except as otherwise provided in this Section 7.4, the Lessee shall pay on an After-Tax Basis, and on written demand shall indemnify and hold each Tax Indemnitee harmless from and against, any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto (any of the foregoing being referred to herein as “Taxes” and individually as a “Tax” (for the purposes of this Section 7.4, the definition of “Taxes” includes amounts imposed on, incurred by, or asserted against each Tax Indemnitee as the result of any prohibited transaction, within the meaning of Section 406 or 407 of ERISA or Section 4975(c) of the Code, arising out of the transactions contemplated hereby or by any other Operative Document, provided, however, that such prohibited transaction is related solely to a Plan, Pension or Multiemployer Plan )) imposed on or with respect to any Tax Indemnitee, the Lessee, the Leased Property or any portion thereof or the Land, or any sublessee or user thereof, by the United States or by any state or local government or other taxing authority in the United States in connection with or in any way relating to (i) the acquisition, financing, mortgaging, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, maintenance, repair, storage, transfer of title, redelivery, use, operation, condition, sale, return or other application or disposition of all or any part of the Leased Property or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) thereon, (ii) Basic Rent or Supplemental Rent or the receipts or earnings arising from or received with respect to the Leased Property or any part thereof, or any interest therein or any applications or dispositions thereof, (iii) any other amount paid or payable pursuant to the Note or any other Operative Documents, (iv) the Leased Property, the Land or any part thereof or any interest therein (including, without limitation, all assessments payable in respect thereof, including, without limitation, all assessments noted on the Title Policy), (v) all or any of the Operative Documents, any other documents contemplated thereby, any amendments and supplements thereto, and (vi) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents. Notwithstanding the foregoing, during the Construction Term, (i) the Lessee shall only be obligated to indemnify the Lessor with respect to Taxes related to the Leased Property, (ii) Lessor hereby indemnifies the other Tax Indemnitees for such Taxes, to the extent that Lessor receives payment therefor from the Construction Agent and (iii) subject to the terms and conditions of this Master Agreement, property taxes with respect to the Leased Property will be funded with the proceeds of Advances.

(b) Exclusions from General Tax Indemnity. Notwithstanding anything to the contrary contained herein, Lessee shall have no obligation under Subsection 7.4(a) with respect to Taxes described under any one or more of the following clauses of this Subsection 7.4(b):

(i) Taxes imposed on a Tax Indemnitee, based on, or measured by or with respect to gross or net income of such Tax Indemnitee or its Affiliates (including, without limitation, minimum Taxes, capital gains Taxes, Taxes on or measured by items of tax preference or alternative minimum Taxes) other than (A) any such Taxes that are, or are in the nature of, sales, use, license, rental or property Taxes, and (B) subject to the satisfaction of the requirements of Section 7.5(j) by the relevant Tax Indemnitee, where applicable, withholding Taxes imposed by the United States or any state in which Leased Property is located (i) on payments with respect to the Notes, to the extent imposed by reason of a change in Applicable Law occurring after the Closing Date or (ii) on Rent, to the extent the net payment of Rent after deduction of such withholding Taxes would be less than amounts currently payable with respect to the Funded Amounts;

(ii) Taxes based on or in the nature of or measured by Taxes on doing business, business privilege, franchise, capital, capital stock, net worth, bank shares or mercantile license or similar Taxes, other than (A) any increase in such Taxes imposed on such Tax Indemnitee by any state in which the Leased Property is located, net of any decrease in such taxes realized by such Tax Indemnitee, to the extent that such tax increase would not have occurred if on each Funding Date the Lessor and the Lenders had advanced funds to the Lessee or the Construction Agent in the form of loans secured by the Leased Property in an amount equal to the Funded Amounts funded on such Funding Date, with debt service for such loans equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loans in a total amount equal to the Funded Amounts at the end of the Lease Term, or (B) any Taxes that are or are in the nature of sales, use, rental, license or property Taxes relating to the Leased Property;

(iii) Taxes that are based on, or measured by, or with respect to, the fees or other compensation received by a Person acting as Agent (in its individual capacities) or any Affiliate of any such Person for acting as trustee under the Loan Agreement;

(iv) Taxes that result from any act, event or omission, or are attributable to any period of time, that occurs after the earlier of (A) the expiration of the Lease Term with respect to the Leased Property and, if the Leased Property is required to be returned to the Lessor in accordance with the Lease, such return and (B) the discharge in full of the Lessee’s obligations to pay the Lease Balance, or any amount determined by reference thereto, with respect to the Leased Property and all other amounts due under the Lease, unless such Taxes are imposed on or with respect to acts, events or matters occurring prior to the earlier of such times or are imposed on or with respect to any payments due under the Operative Documents after such expiration or discharge;

(v) Taxes imposed on a Tax Indemnitee that result from (A) any voluntary sale, assignment, transfer or other disposition or bankruptcy by such Tax Indemnitee or any related Tax Indemnitee of any interest in the Leased Property or any part thereof, or any interest therein or any interest or obligation arising under the Operative Documents, or from any sale, assignment, transfer or other disposition of any interest in such Tax Indemnitee or any related Tax Indemnitee, it being understood that each of the following shall not be considered a voluntary sale: (i) any substitution, replacement or removal of any of the Leased Property by the Lessee, (ii) any sale or transfer resulting from the exercise by the Lessee of any termination option, any purchase option or sale option, (iii) any sale or transfer while an Event of Default shall have occurred and be continuing under the Lease, and (iv) any sale or transfer resulting from the Lessor’s exercise of remedies under the Lease or (B) or any involuntary transfer of any of the foregoing interests resulting from the bankruptcy or insolvency of a Tax Indemnitee;

(vi) any Tax which is being contested in accordance with the provisions of Section 7.4(c), during the pendency of such contest;

(vii) any Tax that is imposed on a Tax Indemnitee as a result of, (i) the gross negligence or willful misconduct of such Tax Indemnitee or any of its Affiliates (other than gross negligence or willful misconduct imputed to such Tax Indemnitee or Affiliate solely by reason of its interest in the Leased Property);

(viii) to the extent any interest, penalties or additions to tax result in whole or in part from the failure of a Tax Indemnitee to file a return that it is required to file in a proper and timely manner, unless such failure (A) results from the transactions contemplated by the Operative Documents in circumstances where the Lessee did not give timely notice to such Tax Indemnitee pursuant to Section 7.4(f) (and such Tax Indemnitee otherwise had no actual knowledge) of such filing requirement that would have permitted a proper and timely filing of such return, or (B) results from the failure of Lessee to supply information necessary for the proper and timely filing of such return of such Tax that was not in the possession of such Tax Indemnitee;

(ix) as to Lessor, any Tax that results from the breach by the Lessor of its representation and warranty made in
Section 4.4(g) or as to any Lender the breach of such Lender of its representation and warranty made in Section 4.5(b);

(x) any Tax that results from the failure of an Indemnified Party or its Affiliates to comply with Section 2.4 of this Master Agreement except to the extent such failure is the result of an act or omission of the Lessee or an Affiliate thereof;

(xi) any Tax to the extent such tax would have been imposed in the absence of the transactions contemplated by the Operative Documents; and

(xii) any Tax that results from a Tax Indemnitee engaging, with respect to the Leased Property, in transactions other than those permitted by the Operative Documents.

(c) Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Taxes as to which the Lessee may have an indemnity obligation pursuant to Section 7.4, or if any Tax Indemnitee shall determine that any Taxes as to which the Lessee may have an indemnity obligation pursuant to Section 7.4 may be payable, such Tax Indemnitee shall promptly notify the Lessee (provided, that failure to so notify the Lessee shall not alter such Tax Indemnitee’s rights under this Section 7.4 except to the extent such failure precludes the ability to conduct a contest of any indemnified Taxes). The Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof; provided, however, that (i) the Lessee shall have acknowledged in writing its obligation to fully indemnify such Tax Indemnitee (to the extent that such contest relates to Taxes subject to indemnification by Lessee under this Section 7.4) in respect of such action, suit or proceeding if the contest is unsuccessful, provided, that such acknowledgement will not be binding if the contest is resolved by the decision of a court of competent jurisdiction or other Governmental Authority which states with reasonable clarity the reasons for sustaining the Tax subject to indemnification, and such reasons would not result in an obligation of the Lessee to indemnify the Tax Indemnitee hereunder; and (ii) if such contest shall involve the payment of the Tax prior to the contest, the Lessee shall provide to such Tax Indemnitee an interest-free advance in an amount equal to the Tax that the Tax Indemnitee is required to pay (with no additional net after-tax costs to such Tax Indemnitee); and, provided further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding (but the Tax Indemnitee shall then contest, at the sole cost and expense of the Lessee) to the extent such costs relate to the contest of Taxes as to which the Lessee may have an indemnity obligation pursuant to Section 7.4, on behalf of the Lessee with representatives reasonably satisfactory to the Lessee) if and to the extent that, (A) in the reasonable opinion of such Tax Indemnitee, such action, suit or proceeding (x) involves any meaningful risk of imposition of criminal liability on such Tax Indemnitee or (y) will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property or any part thereof unless the Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Tax Indemnitees in respect to such risk, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Tax Indemnitee have been unable to sever from the indemnified claim(s), (C) an Event of Default has occurred and is continuing, (D) such action, suit or proceeding involves matters which extend beyond or are unrelated to the Transaction and if determined adversely could be materially detrimental to the interests of such Tax Indemnitee notwithstanding indemnification by the Lessee or (E) such action, suit or proceeding involves the federal or any state income tax liability of the Tax Indemnitee not indemnified by the Lessee. With respect to any contests controlled by a Tax Indemnitee, (i) if such contest relates to the federal or any state income tax liability of such Tax Indemnitee, such Tax Indemnitee shall be required to conduct such contest only if the Lessee shall have provided to such Tax Indemnitee an opinion of independent tax counsel selected by the Lessee and reasonably satisfactory to the Tax Indemnitee stating that a reasonable basis exists to contest such claim or (ii) in the case of an appeal of an adverse determination of any contest relating to any Taxes, an opinion of such counsel to the effect that such appeal is more likely than not to be successful, provided, however, such Tax Indemnitee shall in no event be required to appeal an adverse determination to the United States Supreme Court. The Tax Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.

Each Tax Indemnitee shall, at the Lessee’s expense, supply the Lessee with such information and documents in such Tax Indemnitee’s possession as are reasonably requested by the Lessee and are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 7.4. Unless an Event of Default shall have occurred and be continuing, no Tax Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under this Section 7.4 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Tax Indemnitee waives its right to be indemnified under this Section 7.4 with respect to such Claim.

Notwithstanding anything contained herein to the contrary, (i) a Tax Indemnitee will not be required to contest (and Lessee shall not be permitted to contest except on its own behalf) a Claim with respect to the imposition of any Tax if such Tax Indemnitee shall waive its right to indemnification under this Section 7.4 with respect to such Claim (and any related Claim with respect to other taxable years the contest of which is precluded as a result of such waiver) and

(ii) no Tax Indemnitee shall be required to contest any Claim if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely, unless the Lessee shall have provided to such Tax Indemnitee an opinion of independent tax counsel selected by the Lessee and reasonably satisfactory to the Tax Indemnitee stating that a reasonable basis exists to contest such claim despite such adverse decision. Each Tax Indemnitee and the Lessee shall consult in good faith with each other regarding the conduct of such contest controlled by either.

(d) Reimbursement for Tax Savings. If (x) a Tax Indemnitee or its Affiliate shall obtain a credit or refund of any Taxes paid by the Lessee pursuant to this Section 7.4 or (y) by reason of the incurrence or imposition of any Tax for which a Tax Indemnitee is indemnified hereunder or any payment made to or for the account of such Tax Indemnitee by the Lessee pursuant to this Section 7.4, such Tax Indemnitee or its Affiliate at any time realizes a reduction in any Taxes for which the Lessee is not required to indemnify such Tax Indemnitee pursuant to this Section 7.4, which reduction in Taxes was not taken into account in computing such payment by the Lessee to or for the account of such Tax Indemnitee, then such Tax Indemnitee shall promptly pay to the Lessee (xx) the amount of such credit or refund, together with the amount of any interest received by such Tax Indemnitee on account of such credit or refund or (yy) an amount equal to such reduction in Taxes, as the case may be; provided that so long as an Event of Default shall have occurred and be continuing such payment shall be made to the Agent and applied to the amounts owing by the Lessee under the Operative Documents pursuant to this Master Agreement) and, provided, further, that the amount payable to the Lessee by any Tax Indemnitee pursuant to this Section 7.4(d) shall not at any time exceed the aggregate amount of all indemnity payments made by the Lessee under this Section 7.4 to such Tax Indemnitee with respect to the Taxes which gave rise to the credit or refund or with respect to the Tax which gave rise to the reduction in Taxes less the amount of all prior payments made to the Lessee by such Tax Indemnitee under this Section 7.4(d). Each Tax Indemnitee agrees to act in good faith to claim such refunds and other available Tax benefits, and take such other actions as may be reasonable to minimize any payment due from the Lessee pursuant to this Section 7.4. The disallowance or reduction of any credit, refund or other tax savings with respect to which a Tax Indemnitee has made a payment to the Lessee under this Section 7.4(d) shall be treated as a Tax for which the Lessee are obligated to indemnify such Tax Indemnitee hereunder without regard to Section 7.4(b) hereof.

(e) Payments. Any Tax indemnifiable under this Section 7.4 shall be paid by the Lessee directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to Section 7.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due. Any payments made pursuant to Section 7.4 shall be made to the Tax Indemnitee entitled thereto or the Lessee, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in this Master Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the

Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

(f) Reports. If the Lessee knows of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 7.4, the Lessee shall, if the Lessee is permitted by Applicable Law, timely file such report, return or statement (and, to the extent permitted by law, show ownership of the Leased Property in the Lessee); provided, however, that if the Lessee is not permitted by Applicable Law or does not have access to the information required to file any such report, return or statement, the Lessee will promptly so notify the appropriate Tax Indemnitee, in which case Tax Indemnitee will file such report. In any case in which the Tax Indemnitee will file any such report, return or statement, the Lessee shall, to the extent possible, upon written request of such Tax Indemnitee, prepare such report, return or statement for filing by such Tax Indemnitee or, if such Tax Indemnitee so requests, provide such Tax Indemnitee with such information as is reasonably available to the Lessee. Additionally, upon Lessee’s prompt written request, Lessor shall make good faith efforts to reasonably cooperate with Lessee in filing with the appropriate taxing authorities or local governmental agencies any necessary forms and other documentation required by law to be filed by Lessor in order to secure the tax abatements, inducements, incentives, and other benefits credited or paid in respect of the Leased Property and which are described in the last sentence of Section 2.4 of this Agreement; provided, however, that any actions taken by Lessor pursuant to this sentence shall be at the sole cost and expense of the Lessee and shall not, in the reasonable determination of Lessor, result in any recourse liability to Lessor.

(g) Verification. At the Lessee’s request, the amount of any indemnity payment by the Lessee or any payment by a Tax Indemnitee to the Lessee pursuant to this Section 7.4 shall be verified and certified by an independent public accounting firm selected by the Guarantor and reasonably acceptable to the Tax Indemnitee. The costs of such verification shall be borne by the Lessee unless such verification shall result in an adjustment in the Lessee’s favor in an amount greater than or equal to five (5) percent of the payment as computed by such Tax Indemnitee, in which case such costs shall be paid by such Tax Indemnitee. To the extent such payment has been made, any adjustment in an indemnifying party’s favor resulting from such verification shall be paid promptly by the indemnified party. In no event shall the Lessee have the right to review the Tax Indemnitee’s tax returns or receive any other confidential information from the Tax Indemnitee in connection with such verification. The Tax Indemnitee shall cooperate with the independent public accounting firm performing the verification and shall supply such firm with all information (including tax returns) reasonably necessary to permit it to accomplish such verification, provided that the information provided to such firm by such Tax Indemnitee shall be for its confidential use. The parties agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Master Agreement and that matters of interpretation of this Master Agreement are not within the scope of the independent accounting firm’s responsibilities.

SECTION 7.5. Increased Costs, etc.

(a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Rent Period applicable to a LIBOR Advance the Agent or any Funding Party (after consultation with the Agent) shall determine that, by reason of circumstances affecting the interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via Telerate Page 3750, Reuters Screen or other generally available, recognized source or offered to the Agent for such Rent Period, then the Agent shall forthwith give notice thereof to the Guarantor. Thereafter, until the Agent notifies the Guarantor that such circumstances no longer exist, the obligation of the Funding Parties to make LIBOR Advances and the right of the Guarantor to convert any Funding to or continue any Funding as a LIBOR Advance shall be suspended, and the Guarantor shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Advances together with accrued interest thereon on the last day of the then current Rent Period applicable to such LIBOR Advance or convert the then outstanding principal amount of each such LIBOR Advance to a Base Rate Advance as of the last day of such Rent Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the Closing Date, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Funding Party (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of such Funding Party (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Advance, such Funding Party shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Guarantor and the other Funding Parties. Thereafter, until the Agent notifies the Guarantor that such circumstances no longer exist, (i) the obligations of such Funding Party to make LIBOR Advances and the right of the Guarantor to convert such Funding Party’s portion of any Funding or continue such Funding Party’s portion of any Funding as LIBOR Advances shall be suspended and thereafter the Guarantor may select only Base Rate Advances hereunder with respect to such portion, and (ii) if any of the Funding Parties may not lawfully continue to maintain a LIBOR Advance to the end of the then current Rent Period applicable thereto as a LIBOR Advance, the applicable LIBOR Advance shall immediately be converted to a Base Rate Advance for the remainder of such Rent Period.

(c) Increased Costs. If, after the Closing Date, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Funding Parties (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

(i) shall subject any of the Funding Parties (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note or any Funding or shall change the basis of taxation of payments to any of the Funding Parties (or any of their respective Lending Offices) of the principal of or interest on any Note or Lessor’s Invested Amount or any other amounts due under this Master Agreement with respect thereto (except for changes in the rate of tax on the overall net income of any of the Funding Parties or any of their respective Lending Offices imposed by the jurisdiction in which such Funding Party is organized or is or should be qualified to do business or such Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement included in the calculation of the LIBOR Rate), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Funding Parties (or any of their respective Lending Offices) or shall impose on any of the Funding Parties (or any of their respective Lending Offices) or the interbank markets any other condition affecting any Note or any Funding;

and the result of any of the foregoing is to increase the costs to any of the Funding Parties of maintaining any LIBOR Advance or issuing or (subject to Section 6.2(d)(viii)) participating in any Funding or to reduce the yield or amount of any sum received or receivable by any of the Funding Parties under any of the Operative Documents in respect of a LIBOR Advance, then such Funding Party shall promptly notify the Agent, and the Agent shall promptly notify the Guarantor of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Guarantor shall pay to such Funding Party such additional amount or amounts as will compensate such Funding Party or Funding Parties for such increased cost or reduction, provided that such Funding Party is generally imposing similar charges on its other similarly situated lessees or borrowers. The Agent will promptly notify the Guarantor of any event of which it has knowledge which will entitle a Funding Party to compensation pursuant to this Section 7.5(c) and will provide the Guarantor with documentation that reasonably demonstrates the basis of such compensation; provided that the Agent shall incur no liability whatsoever to the Funding Parties or the Lessee in the event it fails in good faith to do so. The amount of such compensation shall be determined by the applicable Funding Party in good faith using any reasonable attribution or averaging methods which such Funding Party deems appropriate and practical. A certificate of such Funding Party setting forth the basis for determining such amount or amounts necessary to compensate such Funding Party shall be forwarded to the Guarantor through the Agent and shall be conclusively presumed to be correct in the absence of manifest error.

(d) Payment for Loss. The Lessee shall promptly pay to each Funding Party the amount of any loss or expense which may arise or be attributable to such Funding Party’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Funding (a) as a consequence of any failure by the Lessee to make any payment when due of any amount due under the Operative Documents in connection with a LIBOR Advance, (b) due to any failure of the Construction Agent to accept the proceeds of a funding on a date specified therefor in a Funding Request or a Payment Date Notice or (c) due to any payment, prepayment or conversion of any LIBOR Advance on a date other than the last day of the Rent Period therefor. The amount of such loss or expense shall be determined by the applicable Funding

Party in good faith using any reasonable attribution or averaging methods which such Funding Party deems appropriate and practical. A certificate of such Funding Party setting forth, in reasonable detail and with supporting documentation to the extent relevant, the basis for determining such amount or amounts necessary to compensate such Funding Party shall be forwarded to the Guarantor through the Agent and shall be conclusively presumed to be correct in the absence of manifest error.

(e) Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Funding Party or any corporation controlling such Funding Party as a consequence of, or with reference to the Commitments or Fundings and other commitments or fundings of this type, below the rate which the Funding Party or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Funding Party, the Lessee shall pay to such Funding Party from time to time as specified by such Funding Party additional amounts sufficient to compensate such Funding Party or other corporation for such reduction, provided that such Funding Party is generally imposing similar charges on its other similarly situated lessees or borrowers. A certificate as to such amounts, in reasonable detail and with supporting documentation to the extent relevant, submitted to the Guarantor and the Agent by such Funding Party, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

(f) Payments Free and Clear. Any and all payments by the Lessee hereunder or under the Lease shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto, excluding, (i) in the case of each Funding Party and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Funding Party or the Agent, as the case may be, is organized or is or should be qualified to do business or any political subdivision thereof, (ii) in the case of each Funding Party, income and franchise taxes imposed by the jurisdiction of such Funding Party’s Lending Office or any political subdivision thereof, (iii) in the case of each Funding Party, income and franchise taxes payable solely as a result of such Funding Party’s failure to comply with Section 7.5(j), (iv) in the case of each Funding Party, income and franchise taxes imposed by any other jurisdiction to which taxes such Funding Party would be subject even if such Funding Party had not entered into the transactions contemplated by the Operative Documents and (v) in the case of (1) any transferee of a Funding Party or (2) a Funding Party booking or holding its interest in any Note in a Tax jurisdiction other than such jurisdiction where the interest in such Note was held as of the Initial Funding Date (each a “Transfer” and those persons described in (1) and (2) each a “Transferee”), where such Withholding Taxes (as defined below) are imposed on or against or payable on such Transferee to the extent of the excess of such Withholding Taxes over the amount of such Withholding Taxes that would have been imposed and indemnified hereunder under Applicable Law on the date of the Transfer had there not been a Transfer, other than a Transfer by the Tax Indemnitee that is required by Applicable Law or the Operative Documents or that is requested by Lessee or that occurs in connection with an Event of Default; provided that nothing in this sentence shall be interpreted to exclude any amounts necessary to make any payment on an After-Tax Basis (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Withholding Taxes”). If the Lessee shall be required by law to deduct any Withholding Taxes from or in respect of any sum payable hereunder or under the Lease to any Funding Party or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 7.5(f)) such Funding Party or the Agent, as the case may be, receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Lessee shall make such deductions, (C) the Lessee shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Lessee shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 7.5(i).

(g) Stamp and Other Taxes. The Lessee shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees, levies or charges or excise or property taxes of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to this Master Agreement, the Loans, the other Operative Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as “Other Taxes”).

(h) Indemnity. The Lessee shall indemnify each Funding Party and the Agent for the full amount of Withholding Taxes and Other Taxes (including, without limitation, any Withholding Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 7.5) paid by such Funding Party or the Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Withholding Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Funding Party or the Agent, as the case may be, makes written demand therefor. In the event that Lessee has indemnified a Funding Party or the Agent for the full amount of any Withholding Taxes or Other Taxes as required hereby, the Lessee shall have the right, at its sole cost and expense, to contest the validity of such Withholding Taxes or Other Taxes by appropriate proceedings, to seek a refund with respect thereto and to receive and retain any such refund obtained for its own account.

(i) Evidence of Payment. Within thirty (30) days after the date of any payment of Withholding Taxes or Other Taxes, the Lessee shall furnish to the Agent, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

(j) Delivery of Tax Forms. Each Funding Party organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to each of the Lessee and the Lessor, with a copy to the Agent, on the date hereof or concurrently with the delivery of the relevant Assignment and Acceptance or Addition Agreement, as applicable, (i) two United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (or successor forms) properly completed and certifying in each case that such Funding Party is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-9 or successor applicable form, as the case may be, establishing an exemption from United States backup withholding taxes. Each such Funding Party further agrees to deliver to the Lessor and the Lessee, with a copy to the Agent, two original signed copies of Form W-8BEN or W-8ECI and Form W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Agent, (i) certifying in the case of a Form W-8BEN or W-8ECI that such Funding Party is entitled to receive payments under the Operative Documents without deduction or withholding of any United States federal income taxes (unless in any such case an event beyond the reasonable control of such Funding Party (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Funding Party notifies the Lessee and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, (ii) in the case of a Form W-9, establishing an exemption from United States backup withholding tax.

(k) Survival. Without prejudice to the survival of any other agreement of the Lessee hereunder, the agreements and obligations of the Lessee contained in this Section 7.5 shall survive the payment in full of the obligations of the Lessee and the termination of the Lease.

(l) Mitigation. If the Lessee is required to pay additional amounts to or for the account of any Funding Party pursuant to this Section 7.5, then such Funding Party shall (A) change the jurisdiction or location of its Lending Office if, in the reasonable judgment of such Funding Party, such change (i) will eliminate or, if it is not possible to eliminate, will reduce to the greatest extent possible any such additional amounts which may thereafter accrue, and (ii) is not otherwise disadvantageous to such Funding Party; (B) use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Guarantor if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Funding Party, be otherwise disadvantageous to such Funding Party and (C) if the foregoing actions do not eliminate the need for additional indemnity payments to such Funding Party, sell, assign and transfer its Loans or Lessor’s Invested Amount, as applicable, and its Commitment to a substitute Lender or Lessor identified by the Guarantor upon receipt by such Funding Party of an amount equal to its Funding Party Balance then outstanding, in immediately available funds (and such Funding Party shall be released from all further obligations under the Operative Documents).

(m) Limitations During Construction Term. During the Construction Term, (i) the Lessee shall only be required to indemnify and make payments to the Lessor under this Section 7.5, (ii) the Lessor hereby indemnifies and agrees to make payments to the Lenders to the extent that any Lender would have been entitled to the benefits of this Section 7.5 but for the provisions of clause (i) above, provided that the Lessor’s obligations pursuant to this paragraph shall be limited as provided in Section 4.2 of the Loan Agreement, (iii) amounts payable pursuant to this Section 7.5 shall be paid with Advances, subject to the terms and conditions of this Master Agreement and (iv) any amounts due from the Lessee pursuant to paragraph (h) above shall only be payable by the Lessee to the extent that they resulted from the Lessee’s or the Guarantor’s acts or failures to act.

SECTION 7.6. End of Term Indemnity. In the event that at the end of the Lease Term for the Leased Property: (i) the Lessee elects the option set forth in Section 14.6 of the Lease, and (ii) after the Lessor receives the sales proceeds from the Leased Property under Section 14.6 or 14.7 of the Lease, together with Lessee’s payment of the Recourse Deficiency Amount, the Lessor shall not have received the entire Lease Balance, then, within 90 days after the end of the Lease Term, the Lessor or the Agent may obtain, at Lessee’s sole cost and expense, a report from the Appraiser (or, if the Appraiser is not available, another appraiser reasonably satisfactory to the Lessor or the Agent, as the case may be, and approved by the Guarantor, such approval not to be unreasonably withheld) in form and substance reasonably satisfactory to the Lessor and the Agent (the “Report”) to establish the reason for any decline in value of the Leased Property from the Lease Balance. The Lessee shall promptly reimburse the Lessor for the amount equal to such decline in value to the extent that the Report indicates that such decline was due to extraordinary wear and tear, excessive usage, damage, any Alternations made by Lessee, failure to maintain the Leased Property in accordance with the Lease or any other cause or condition within the power of the Lessee to control or effect resulting in the Building failing to be of the type and quality contemplated by the Appraisal. Nothing in this Section 7.6 shall limit Lessor’s rights and remedies against the Lessee with respect to any violation of, or default under, the Lease or any other Operative Documents by the Lessee.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties’ obligations under any and all thereof, shall survive the execution and delivery of this Master Agreement and any of the Operative Documents, the transfer of the Land to the Lessor as provided herein (and shall not be merged into any Deed), any disposition of any interest of the Lessor in the Leased Property, the purchase and sale of the Note, payment therefor and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

SECTION 8.2. Documentary Conventions. The Documentary Conventions shall apply to this Master Agreement.

SECTION 8.3. Expenses. The Lessee agrees to pay, as Supplemental Rent, all actual, reasonable and documented out-of-pocket costs and expenses of the Lessor, the Agent and the Lenders in connection with the preparation, execution and delivery of any amendment, waiver or consent relating to any Operative Document or the Transaction, including, without limitation, reasonable legal fees and disbursements, and of the Lessor, the Agent and the Lenders in connection with the enforcement of the Operative Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Lessor, the Agent and the Lenders). All actual, reasonable and documented out-of-pocket costs and expenses of the Lessor, the Agent and the Lenders in connection with the preparation, execution and delivery of the Operative Documents and the documents and instruments referred to therein (including, without limitation, the costs of residual value insurance obtained by the Lessor in connection with the Transaction and the reasonable fees and disbursements of Mayer, Brown, Rowe & Maw LLP and Greenberg Traurig, but no other law firm representing any Lender) shall be paid with the proceeds of Advances. All references in the Operative Documents to “attorneys’ fees” or “reasonable attorneys fees” shall mean reasonable attorneys’ fees actually incurred, without regard to any statutory definition thereof.

SECTION 8.4. Liabilities of the Funding Parties: Sharing of Payments.

(a) No Obligation. No Funding Party shall have any obligation to any other Funding Party or to any Obligor with respect to the transactions contemplated by the Operative Documents except those obligations of such Funding Party expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Funding Party shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents except as otherwise so set forth. No Lender shall have any obligation or duty to any Obligor, any other Funding Parties or any other Person with respect to the transactions contemplated hereby except to the extent of the obligations and duties expressly set forth in this Master Agreement or the Loan Agreement.

(b) Sharing of Payment. If any Funding Party shall obtain any payment (whether voluntary or involuntary, or through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances obtained by all the Funding Parties, such Funding Parties shall forthwith purchase from the other Funding Parties such participations in the Advances owed to them as shall be necessary to cause such purchasing Funding Party to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Funding Party, such purchase from each Funding Party shall be rescinded and such Funding Party shall repay to the purchasing Funding Party the purchase price to the extent of such Funding Party’s ratable share (according to the proportion of (i) the amount of the participation purchased from such Funding Party as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such Funding Party’s ratable share (according to the proportion of (i) the amount of such Funding Party’s required repayment to (ii) the total amount so recovered from the purchasing Funding Party) of any interest or other amount paid or payable by the purchasing Funding Party in respect of the total amount so recovered. Each Funding Party agrees that any Funding Party so purchasing a participation from another Funding Party pursuant to this Section 8.4 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Funding Party were the direct creditor of such Funding Party in the amount of such participation.

(c) Non-Receipt of Funds by the Agent. Unless a Lender notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of the proceeds of a Loan that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day (or, if such amount has not been repaid within two or more Business Days, at the Base Rate for such day).

(d) Default by Lender. In the event that any Lender fails to satisfy its obligation to fund its pro rata share of any Funding when required hereunder, upon receipt of a written request by the Agent, the non-defaulting Lenders and the Lessor shall fund such defaulting Lender’s share of the related Funding based on the Pro Rata Shares (determined without regard to the Commitment of the defaulting Lender), provided that no Lender shall be obligated to fund an amount in excess of its Commitment. No funding by the Lessor or the other Lenders of any defaulting Lender’s share of any Funding shall relieve such defaulting Lender of its liability with respect to such default. In the event that any Lender defaults in its obligations hereunder, the Agent may replace such defaulting Lender with one or more additional Lenders, and such defaulting Lender shall assign to such replacement Lender or Lenders all of its rights, claims and interests under the Operative Documents, upon receipt by such Defaulting Lender of an amount equal to its outstanding Funding Party Balance, in immediately available funds, after deducting therefrom any damages resulting from such defaulting Lender’s default.

(e) Rejection of Sale. In the event that the Lessor rejects any sale of the Leased Property pursuant to Section 14.7 of the Lease (it being understood that the Lessor shall not have the right to reject any such sale without the unanimous consent of all of the Lenders unless the Loans have been paid in full), and the Lessor is required to pay any amount to the Lessee pursuant to the second paragraph of such Section 14.7, then the Lenders shall fund an amount equal to their respective Commitment Percentages of such amount upon notice from the Lessor.

SECTION 8.5. Liabilities of the Agent. The Agent shall have no duty, liability or obligation to any party to this Master Agreement with respect to the transactions contemplated hereby except those duties, liabilities or obligations expressly set forth in this Master Agreement or the Loan Agreement, and any such duty, liability or obligations of the Agent shall be as expressly limited by this Master Agreement or the Loan Agreement, as the case may be. All parties to this Master Agreement acknowledge that the Agent is not, and will not be, performing any due diligence with respect to documents and information received pursuant to this Master Agreement or any other Operative Agreement including, without limitation, any Environmental Audit, Title Policy or survey; it being understood that if the Funding Parties make a Funding on the Initial Funding Date, unless otherwise expressly stated in writing, the conditions precedent to such Funding shall be deemed to have been satisfied. Except as expressly qualified herein, the acceptance by the Agent of any such document or information shall not constitute a waiver by any Funding Party of any representation or warranty of any Obligor even if such document or information indicates that any such representation or warranty is untrue.

SECTION 8.6. Disclosure. Notwithstanding anything herein to the contrary, each party to the Transaction (and each Affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent such disclosure would result in a violation of any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction) or (v) any other term or detail not relevant to the tax treatment or the tax structure of the Transaction.

IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

THE BANK OF NEW YORK COMPANY, INC., as the Guarantor

By:	/s/ Bruce Van Saun

Name Printed:	Bruce Van Saun

Title:	Senior Executive Vice President & CFO

TENNESSEE PROCESSING CENTER LLC, as the Construction Agent and as Lessee

By:	/s/ Jeanne M. Login

Name Printed:	Jeanne M. Login

Title:	Sr. Vice President

s-1	MASTER AGREEMENT

SUNTRUST EQUITY FUNDING, LLC, as Lessor

By:	/s/ R. Todd Shutley

Name Printed:	R. Todd Shutley

Title:	Senior Vice President and Manager

s-2	MASTER AGREEMENT

SUNTRUST BANK, as Agent

By:	/s/ James L. Bradshaw

Name Printed:	James L. Bradshaw

Title:	Director

s-3	MASTER AGREEMENT

THE BANK OF TOKYO-MITSUBISHI, LTD., acting through its NEW YORK BRANCH, as a Lender and as Syndication Agent

By:	/s/ Hiroaki Yasui

Name Printed:	Hiroaki Yasui

Title:	Deputy General Manager

s-4	MASTER AGREEMENT

BNP PARIBAS LEASING CORPORATION, as a Lender and as Documentation Agent

By:	/s/ Barry Mendelsohn

Name Printed:	Barry Mendelsohn

Title:	Director

s-5	MASTER AGREEMENT

WELLS FARGO BANK, N. A. as a Lender

By:	/s/ Carl Walsh

Name Printed:	Carl Walsh

Title:	Vice President

s-6	MASTER AGREEMENT

HUA NAN COMMERCIAL BANK, LTD., acting through its NEW YORK AGENCY, as a Lender

By:	/s/ Chiang-Man Wang

Name Printed:	Chiang-Man Wang

Title:	Deputy General Manager

S-7	MASTER AGREEMENT

CITICORP USA, INC., as a Lender

By:	/s/ Catherine R. Morrow

Name Printed:	Catherine R. Morrow

Title:	Vice President

S-8	MASTER AGREEMENT

SCHEDULE 2.2

AMOUNT OF EACH FUNDING PARTY’S COMMITMENT

Lessor Commitment Percentage:	35.0000%
Lessor Commitment:	$35,000,000
Net Invested Amount	$6,010,000
Allocated Amount	$28,990,000
Lender Commitment Percentages:
The Bank of Tokyo-Mitsubishi	18.0000%
BNP Paribas Leasing Corporation	18.0000%
Wells Fargo Bank	11.0000%
Hua Nan Commercial Bank	7.0000%
Citicorp USA	11.0000%
Lender Commitments:
The Bank of Tokyo-Mitsubishi	$18,000,000
BNP Paribas Leasing Corporation	$18,000,000
Wells Fargo Bank	$11,000,000
Hua Nan Commercial Bank	$7,000,000
Citicorp USA	$11,000,000

APPENDIX A

to

Master Agreement

DEFINITIONS, INTERPRETATION AND DOCUMENTARY CONVENTIONS

A. Interpretation. In each Operative Document, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended, supplemented, waived, restated or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(v)	reference to any Applicable Law means such Applicable Law as amended, waived, restated, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)	reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

(vii)	“hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section, paragraph or other provision of such Operative Document;

(viii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix)	“or” is not exclusive; and

(x)	relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”.

B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, each such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Master Agreement shall prevail and control.

D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring any Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

“Abridged Lease” means the Abridged Lease Agreement, dated as of May 18, 2004, among the Lessor, the Lessee and the Guarantor.

“Addition Agreement” means an agreement substantially in the form of Exhibit I to the Master Agreement.

“Additional Insured” means each of the Agent, each Lender and Lessor.

“Address” means with respect to any Person, its address set forth in Schedule I hereto or such other address as it shall have identified to the parties to the Master Agreement in writing in the manner provided for the giving of notices thereunder.

“Adjusted LIBO Rate” shall mean, with respect to each Rent Period for a LIBOR Advance, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Adjusted LIBO Rate =	LIBOR
1.00 - LIBOR Reserve Percentage

As used herein, LIBOR Reserve Percentage shall mean, for any Rent Period for a LIBOR Advance, the reserve percentage (expressed as a decimal) equal to the then stated maximum rate of all reserves requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).

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“Advance” means a LIBOR Advance or a Base Rate Advance.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the correlative terms “controlled” and “controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract and otherwise.

“After-Tax Basis” means (a) with respect to any payment to be received by an Indemnitee (which, for purposes of this definition, shall include any Tax Indemnitee), the amount of such payment supplemented by a further payment or payments so that, after deducting from such payments the amount of all Taxes (net of any current credits, current deductions or other Tax benefits, whether such Tax benefits arise by way of deduction, allocation or apportionment of income or otherwise, arising from the payment by the Indemnitee of any amount, including Taxes, for which the payment to be received is made) imposed currently on the Indemnitee by any Governmental Authority or taxing authority with respect to such payments, the balance of such payments shall be equal to the original payment to be received and (b) with respect to any payment to be made by any Indemnitee, the amount of such payment supplemented by a further payment or payments so that, after increasing such payment by the amount of any current credits or other Tax benefits realized by the Indemnitee under the laws of any Governmental Authority or taxing authority resulting from the making of such payments, the sum of such payments (net of such credits or benefits) shall be equal to the original payment to be made; provided, however, for the purposes of this definition, and for purposes of any payment to be made to an Indemnitee or by an Indemnitee on an after-tax basis, it shall be assumed that (i) federal, state and local taxes are payable at the highest combined marginal federal and state statutory income tax rate (taking into account the deductibility of state income taxes for federal income tax purposes) applicable to corporations in the year such taxes are payable and (ii) such Indemnitee or the recipient of such payment from an Indemnitee has sufficient income to utilize any deductions, credits (other than foreign tax credits, the use of which shall be determined on an actual basis) and other Tax benefits arising from any payments described in clause (b) of this definition.

“Agent” means SunTrust Bank, a Georgia banking corporation, in its capacity as agent under the Master Agreement and the Loan Agreement.

“Agent’s Fee Letter” means the Agent’s Fee Letter, dated as of July 16, 2004, between the Agent and the Lessee.

“Allocated Amount” means the Lessor’s Invested Amount minus the Net Invested Amount.

“Alterations” means, with respect to any Leased Property, fixtures, alterations, improvements, modifications and additions to such Leased Property.

“Applicable Law” means all applicable laws (including Environmental Laws), rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any

3

Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of the Leased Property).

“Applicable Margin” means, at any date and with respect to each LIBOR Advance, the applicable margin set forth below based upon the ratings applicable on such date to the Guarantor’s senior unsecured long-term debt:

			Applicable Margin
Level I

S&P:	AA- or above	}
Moody’s:	Aa3 or above		0.300%

Level II

S&P:	A+	}
Moody’s:	A1		0.340%

Level III

S&P:	A	}
Moody’s:	A2		0.360%

Level IV

S&P:	A-	}
Moody’s:	A3		0.375%

Level V

S&P:	BBB+	}
Moody’s:	Baa1		0.425%

Level VI

S&P:	BBB	}
Moody’s:	Baa2		0.525%

Level VII

S&P:	BBB- or below	}
Moody’s:	Baa3 or below		0.650%

For purposes of the foregoing, (a) if no rating for the Guarantor’s senior unsecured long-term debt shall be available from either rating agency, such rating agency shall be deemed to have established a Level VII rating, (b) if the ratings established or deemed

4

established by Moody’s and S&P shall fall within different Levels, the Applicable Margin shall be based upon the Level corresponding to the more favorable (to the Guarantor) of such ratings and (c) if any rating established or deemed established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be given effect on and as of the opening of business on the date when such change is first announced by the rating agency making such change. Each such change shall apply to all LIBOR Advances outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody’s or S&P shall change, the Guarantor and the Funding Parties shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

“Appraisal” is defined in Section 3.4 of the Master Agreement.

“Appraiser” means an MAI appraiser reasonably satisfactory to the Agent.

“Assignment and Acceptance” means an assignment and acceptance agreement in substantially the form of Exhibit E to the Master Agreement.

“Assignment of Lease and Rents” means the Assignment of Lease and Rents, dated as of the Closing Date, from the Lessor to the Agent, substantially in the form of Exhibit B to the Master Agreement.

“Authorized Officer” means any of the Chairman and Chief Executive Officer, Chief Operating Officer, Senior Vice President and Chief Financial Officer, any Vice President, the Treasurer and any Assistant Treasurer of the Guarantor, the Lessee or the Construction Agent, as applicable, or any person designated by any such Person in writing to the Agent from time to time, acting singly.

“Award” means any award or payment received by or payable to the Lessor or the Lessee on account of any Condemnation or Event of Taking (less the actual costs, fees and expenses, including reasonable attorneys’ fees, incurred in the collection thereof, for which the Person incurring the same shall be reimbursed from such award or payment).

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended.

“Base Lease Term” means, with respect to the Leased Property, (a) the period commencing on the Closing Date and ending on the fifth anniversary of the Completion Date (or May 18, 2011, if earlier) or (b) such shorter period as may result from earlier termination of the Lease as provided therein.

“Base Rate” means (with any change in the Base Rate to be effective as of the date of change of either of the following rates) the higher of (i) the rate which the Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum. The Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to customers; the Agent may make commercial loans or

5

other loans at rates of interest at, above or below the Agent’s prime lending rate. The Base Rate is determined daily.

“Base Rate Advance” means that portion of the Funded Amount bearing interest at the Base Rate.

“Basic Rent” means, for any Lease Term, the rent payable pursuant to Section 3.1 of the Lease, determined in accordance with the following: each installment of Basic Rent payable on any Payment Date shall be in an amount equal to the sum of (A) the aggregate amount of Lender Basic Rent payable on such Payment Date, plus (B) the aggregate amount of Lessor Basic Rent payable on such Payment Date.

“Building” means, with respect to the Leased Property, (i) the buildings, structures and improvements located or to be located on the Land, along with all fixtures used or useful in connection with the operation of the Leased Property, including all furnaces, boilers, compressors, elevators, fittings, pipings, connectives, conduits, ducts, partitions, equipment and apparatus of every kind and description now or hereafter affixed or attached or used or useful in connection with the Building, (ii) all Funded Equipment and (iii) all Alterations (including all restorations, repairs, replacements and rebuilding of such buildings, improvements and structures) thereto (but in each case excluding trade fixtures financed other than by the Lessor or the Lenders).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed for business in Atlanta, Georgia or New York, New York and, if the applicable Business Day relates to a LIBOR Advance, on which trading is not carried on by and between banks in the London interbank market.

“Capital Lease Obligations” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under any lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a consolidated balance sheet of such Person.

“Casualty” means an event of damage or casualty relating to all or part of the Leased Property that does not constitute an Event of Loss.

“Claims” means liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, proceedings, settlements, utility charges, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses) of any kind and nature whatsoever.

“Closing Date” means May 18, 2004.

“Code” or “Tax Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Commitment” means as to each Funding Party, its obligation to make Fundings as investments in the Leased Property, or to make Loans to the Lessor, in an aggregate amount not to exceed at any one time outstanding the amount set forth for such Funding Party on Schedule

6

2.2 to the Master Agreement (as it may be adjusted from time to time pursuant to Article VI of the Master Agreement).

“Commitment Fee” is defined in Section 2.2(h) of the Master Agreement.

“Commitment Fee Percentage” means, at any date, the applicable percentage set forth below based upon the ratings applicable on such date to the Guarantor’s senior unsecured long-term debt:

			Commitment Fee Percentage
Level I

S&P:	AA- or above	}
Moody’s:	Aa3 or above		0.080%

Level II

S&P:	A+	}
Moody’s:	A1		0.090%

Level III

S&P:	A	}
Moody’s:	A2		0.100%

Level IV

S&P:	A-	}
Moody’s:	A3		0.100%

Level V

S&P:	BBB+	}
Moody’s:	Baa1		0.125%

Level VI

S&P:	BBB	}
Moody’s:	Baa2		0.175%

Level VII

S&P:	BBB- or below	}
Moody’s:	Baa3 or below		0.225%

For purposes of the foregoing, (a) if no rating for the Guarantor’s senior unsecured long-term debt shall be available from either rating agency, such rating agency shall be deemed to have established a Level VII rating, (b) if the ratings established or deemed established by Moody’s and S&P shall fall within different Levels, the Commitment Fee

7

Percentage shall be based upon the Level corresponding to the more favorable (to the Guarantor) of such ratings and (c) if any rating established or deemed established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be given effect on and as of the opening of business on the date when such change is first announced by the rating agency making such change. Each such change shall apply at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody’s or S&P shall change, the Guarantor and the Funding Parties shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

“Commitment Percentage” means as to any Funding Party, at a particular time, the percentage of the aggregate Commitments in effect at such time represented by such Funding Party’s Commitment, as such percentage is shown for such Funding Party on Schedule 2.2 to the Master Agreement (as it may be adjusted from time to time pursuant to Article VI of the Master Agreement).

“Completion Date” means the Business Day on which the conditions specified in Section 3.5 of the Master Agreement have been satisfied or waived with respect to the Leased Property.

“Condemnation” means any condemnation, requisition, confiscation, seizure, permanent use or other taking or sale of the use, occupancy or title to the Leased Property or any part thereof in, by or on account of any actual eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or any transfer in lieu of or in anticipation thereof, which in any case does not constitute an Event of Taking. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use is prevented or occupancy or title is taken.

“Construction” means the construction of the Building pursuant to the Plans and Specifications.

“Construction Agency Agreement” means the Construction Agency Agreement, dated as of July 16, 2004, between the Construction Agent and the Lessor.

“Construction Agency Event of Default” is defined in Section 5.1 of the Construction Agency Agreement.

“Construction Agent” means TPC in its capacity as construction agent pursuant to the Construction Agency Agreement.

“Construction Budget” is defined in Section 2.4 of the Construction Agency Agreement.

“Construction Contract” means that certain construction contract, if any, between the Construction Agent and a General Contractor for the Construction of the Building, which contract shall be assigned to the Lessor, and such assignment shall be consented to by such General Contractor, pursuant to an assignment of such construction contract substantially in the form of the Security Agreement and Assignment set forth as Exhibit C to the Master Agreement.

8

“Construction Costs” means the acquisition cost of the Land, all costs incurred in connection with the design, development and construction of the Building on the Land, as well as the costs of excavating, grading, landscaping and other work undertaken to prepare the Land for construction of a Building, the purchase price of all Funded Equipment and all other fees, costs and expenses incurred in connection with the acquisition, ground leasing, development and construction of the Leased Property, including all Upfront Fees, Commitment Fees, interest on the Loans and Yield on the Lessor’s Invested Amount accrued during the Construction Term, planning, engineering, development, architects’, consultants’, brokers’, attorneys’ and accountants’ fees, appraisal costs, survey costs, insurance costs, transaction costs, demolition costs, permitting costs, costs for title insurance and other soft costs related to the Leased Property.

“Construction Failure Payment” means, as of any date of calculation, an amount equal to (i) 100% of the Land Acquisition Cost, plus (ii) 89.9% of an amount equal to the Construction Costs (exclusive of Land Acquisition Cost) that are capitalizable in accordance with GAAP as construction costs incurred as of such date of calculation.

“Construction Force Majeure Declaration” is defined in Section 3.4 of the Construction Agency Agreement.

“Construction Force Majeure Event” means:

(a)	an act of God arising after the Closing Date affecting Construction, or

(b)	any change in any federal, state or local law, regulation or other legal requirement, or a change in the interpretation thereof by the applicable Government Authority, arising after the Closing Date and relating to the use of the Land or the construction of a building on the Land, the existence or potentiality of which was not known to and could not have been discovered prior to the Closing Date through the exercise of reasonable due diligence by the Construction Agent, or

(c)	strikes, lockouts, civil commotions, war and warlike operations and occurrences, labor troubles, unavailability of materials (including delays in delivery), extreme weather, natural disasters, riots, insurrections or other civil, social, governmental or other causes affecting Construction beyond the control of the Construction Agent or its contractors (including the General Contractor), or the unavailability of services or utilities due to any of the foregoing.

“Construction Term” means the period commencing on the Closing Date and ending on the Construction Term Expiration Date, or such shorter period as may result from earlier termination of the Lease as provided therein.

“Construction Term Expiration Date” means the earliest of the following:

(a)	the Completion Date,

(b)	the date on which the aggregate Funded Amounts equal the Commitments, and

(c)	the Scheduled Construction Termination Date.

9

“Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting any of the properties of such Person).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Deed” means a special warranty deed, dated on or before the Closing Date, from the Seller to the Lessor, conveying the Land.

“Default” means an Event of Default or a Potential Event of Default.

“Documentary Conventions” means the provisions set forth in Paragraph F of this Appendix A.

“Documentation Agent” is defined in the preamble to the Master Agreement.

“Double Leverage Ratio” means, as of any date of determination, the ratio of (i) the sum (without duplication) of (a) the Guarantor’s investments in Subsidiaries and associated companies (calculated without duplication and adjusted for any intercompany eliminations) and (b) goodwill of the Guarantor, each at such date, to (ii) the sum (without duplication) of (x) Stockholders’ Equity and (y) minority interest (including guaranteed preferred beneficial interests in the Guarantor’s junior subordinated deferrable interest debentures, but only to the extent includable as consolidated Tier 1 capital for the Guarantor and its Subsidiaries under then applicable guidelines of the Federal Reserve Board), each at such date; it being understood and agreed that if this definition is changed in the Revolving Credit Agreement, then this definition shall be deemed to be amended to reflect such changes.

“Eligible Assignee” means a Person that at the time of any assignment is either (1) (a) a commercial bank organized under the laws of the United States or any state thereof or under the laws of a country which is a member of the Organization for Economic Cooperation and Development, having combined capital and surplus in excess of $500,000,000 or (b) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended under the Operative Documents and that has total assets in excess of $1,000,000,000 or (2) an Affiliate of a Person that meets the requirements of clause (1).

“Environmental Audit” means a Phase I Environmental Assessment and, if recommended in such Phase I Environmental Assessment, a Phase II Environmental Assessment, dated no more than six months prior to the Closing Date (in the case of the Environmental Audit delivered pursuant to Section 3.1(a)(xiii) of the Master Agreement) or the Completion Date (in the case of

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the Environmental Audit delivered pursuant to Section 3.5 of the Master Agreement), by an environmental services firm satisfactory to the Agent.

“Environmental Laws” means and include the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657, (CERCLA), the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., and all similar federal, state and local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning human health, the environment, Hazardous Materials or the clean-up or other remediation of any Leased Property, or any part thereof, as any of the foregoing may have been from time to time amended, supplemented or supplanted.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Group” means the Guarantor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Event of Default” means any event or condition designated as an “Event of Default” in Article XII of the Lease.

“Event of Loss” is defined in Section 10.1 of the Lease.

“Event of Taking” is defined in Section 10.2 of the Lease.

“Fair Market Sales Value” means, with respect to the Leased Property or any portion thereof, the fair market sales value as determined by an independent appraiser chosen by the

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Agent, and, unless an Event of Default has occurred, reasonably acceptable to the Lessee, that would be obtained in an arm’s-length transaction between an informed and willing buyer (other than a lessee currently in possession) and an informed and willing seller, under no compulsion, respectively, to buy or sell and neither of which is related to the Lessor or the Lessee, for the purchase of the Leased Property. Such fair market sales value shall be calculated as the value for the Leased Property, assuming, in the determination of such fair market sales value, that the Leased Property is in the condition and repair required to be maintained by the terms of the Lease (unless such fair market sales value is being determined for purposes of Section 13.1 or 14.7 of the Lease and except as otherwise specifically provided in the Lease or the Master Agreement, in which case this assumption shall not be made).

“Federal Funds Rate” means for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Atlanta, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“FIN 46” means FASB Interpretation No. 46 (revised December, 2003).

“Final Rent Payment Date” is defined in Section 13.1(e) of the Lease.

“Force Majeure Losses” means, as of any date of calculation, the loss incurred by the Lessor in connection with a Construction Force Majeure Event, including, without limitation, costs resulting from insurance deductibles for losses resulting from Construction Force Majeure Events, interest and Yield accrued on Force Majeure Losses and interest and Yield accruing on the Permitted Lease Balance during any period of delay in Construction resulting from a Force Majeure Event; provided that it is expressly understood and agreed that Force Majeure Losses shall not include the costs of repairing damage occasioned, or other losses or expenses incurred by the Agent or any Funding Party, not as a result of the Construction Force Majeure Event, but as a result of the failure of the Construction Agent, or its contractors (including the General Contractor) to take all reasonable steps to minimize the damages, expense or the delay caused by such Construction Force Majeure Event.

“Funded Amount” means, as to the Lessor, the Lessor’s Invested Amounts, and, as to each Lender, the outstanding principal amount of such Lender’s Loans.

“Funded Equipment” means trade fixtures, furnishings, equipment and other personal property financed by the Lessor and/or the Lenders.

“Funding” means any funding by the Funding Parties pursuant to Section 2.2 of the Master Agreement.

“Funding Date” means each date on which a Funding occurs under Section 2 of the Master Agreement.

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“Funding Parties” means the Lessor, any Person to whom the Lessor sells a participation in the Transaction and the Lenders, collectively.

“Funding Party Balance” means (i) for the Lessor as of any date of determination, an amount equal to the sum of the outstanding Lessor’s Invested Amount, all accrued and unpaid Yield on such outstanding Lessor’s Invested Amount, all unpaid related fees owing to the Lessor under the Operative Documents, and all other related amounts owing to the Lessor by the Lessee under the Operative Documents, and (ii) for each Lender as of any date of determination, an amount equal to the sum of the outstanding principal of such Lender’s Loans, all accrued and unpaid interest thereon, all unpaid related fees owing to such Lender under the Operative Documents, and all other related amounts owing to such Lender by the Lessee under the Operative Documents.

“Funding Request” is defined in Section 2.2 of the Master Agreement.

“Funding Termination Date” means the earlier of (i) May 18, 2006 and (ii) the termination of the Commitments pursuant to Section 5.2 of the Loan Agreement.

“GAAP” means generally accepted accounting principles, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession of the United States of America.

“General Contractor” with respect to the Leased Property means the general contractor or construction manager therefor selected by the Construction Agent.

“General Permitted Liens” means, collectively, the following: (i) Liens for taxes, assessments or charges not yet due or that are being contested in good faith by appropriate proceedings and (unless the amount thereof is not material to the Guarantor’s consolidated financial condition) for which adequate reserves are being maintained (in accordance with GAAP); (ii) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance; (iii) deposits or pledges to secure bids, tenders, contracts (other than Interest Rate Protection Agreements), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (iv) mechanics’, workers’, materialmen’s or similar Liens arising in the ordinary course of business with respect to obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; (v) Liens securing judgments in an amount and for a period not constituting an Event of Default; (vi) minor imperfections of title on real estate that do not interfere materially with the use of such property or render title unmarketable; (vii) any Lien upon or in any property hereafter acquired by the Guarantor, provided that such Lien is created contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the cost (including construction costs) thereof and, provided further that such Lien attaches only to the property so acquired and fixed improvements thereon; (viii) Liens existing on the Initial Funding Date; (ix) Liens in favor of an Insured Subsidiary securing loans or extensions of credit to, or for the benefit of, the Guarantor or a Subsidiary made by such Insured Subsidiary; (x) additional Liens created after the

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Initial Funding Date, provided that the obligations secured thereby shall not exceed $50,000,000 in the aggregate at any one time outstanding; (xi) any Lien renewing, extending or refinancing a Lien permitted by the foregoing, provided that the principal amount secured is not increased and the Lien is not extended to other property (other than by a substitution of like property); and (xii) Liens securing obligations of the Guarantor or its Subsidiaries or Affiliates under Interest Rate Protection Agreements.

“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law and shall include, without limitation, all citations, environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of the Leased Property.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including Environmental Laws and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or the financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness. The terms “Guaranteed”, “Guaranteeing” and “Guarantor” shall have corresponding meanings.

“Guarantor” means The Bank of New York Company, Inc., a New York corporation.

“Guaranty” means the Guaranty Agreement, dated as of July 16, 2004, from the Guarantor.

“Hazardous Material” means any substance, waste or material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by products and other hydrocarbons, or which is or becomes regulated under any Environmental Law by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States, the jurisdiction in which the Leased Property is located or

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any political subdivision thereof and also including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”) and radon gas.

“Implicit Rate” means 1.98%.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with Interest Rate Protection Agreements or other similar instruments, including currency swaps), other than indebtedness to trade creditors and service providers incurred, deposits accepted or federal funds purchased in the ordinary course of business and payable on usual and customary terms, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the remedies available to the seller or lender under such agreement are limited to repossession or sale of such property), (iv) all Capital Lease Obligations of such Person, (v) all obligations of the types described in clause (i), (ii), (iii) or (iv) above secured by (or for which the obligee has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property (including accounts, contract rights and other intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all obligations of such Person under letters of credit, bankers’ acceptance or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (vii) all Indebtedness of others Guaranteed by such Person and (viii) all Indebtedness of any partnership of which such Person is a general partner.

“Indemnitee” means the Agent (in its individual capacity and in its capacity as Agent), each Funding Party, and their respective Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors, shareholders, partners, members and agents; provided, however, that in no event shall any Obligor be an Indemnitee.

“Initial Funding Date” means the date of the first Funding pursuant to the Master Agreement.

“Insured Subsidiary” means a Subsidiary that is an “insured depository institution” within the meaning of 12 U.S.C. § 1813 (or any successor provision), as amended from time to time.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement or similar hedging arrangement used by a Person to fix or cap a floating rate of interest on Indebtedness to a negotiated maximum rate or amount.

“Land” means the land described in Exhibit A to the Lease.

“Land Acquisition Costs” means $2,425,556.40.

“Lease” means the Lease Agreement, dated as of July 16, 2004, between the Lessee and the Lessor.

“Lease Balance” means as of any date of determination, an amount equal to the aggregate sum of the outstanding Funded Amounts of all Funding Parties, all accrued and unpaid interest

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on the Loans, all accrued and unpaid Yield on the Lessor’s Invested Amounts, all unpaid fees owing to the Funding Parties under the Operative Documents, and all other amounts owing to the Funding Parties by any Obligor under the Operative Documents.

“Lease Supplement” means the supplement to the Lease, dated as of July 16, 2004, between the Lessor and the Lessee.

“Lease Term” means the Base Lease Term, as the same may by extended pursuant to Section 14.9 of the Lease.

“Lease Termination Date” means the last day of the Lease Term.

“Leased Property” means the Land and the Building(s), and all rights, appurtenances and accessions thereto.

“Lender Basic Rent” means, for any Rent Period under the Lease, the aggregate amount of interest accrued on the Loans pursuant to Section 2.4 of the Loan Agreement during such Rent Period.

“Lenders” means such financial institutions as are, or who may hereafter become, parties to the Loan Agreement as lenders to the Lessor.

“Lending Office” for each Lender means the office such Lender designates in writing from time to time to the Guarantor and the Agent.

“Lessee” is defined in the preamble to the Master Agreement.

“Lessor” is defined in the preamble to the Master Agreement.

“Lessor Basic Rent” means, for any Rent Period, the aggregate amount of Yield accrued and unpaid on the Lessor’s Invested Amounts under Section 2.3(a) of the Master Agreement during such Rent Period.

“Lessor Liens” means Liens on or against the Leased Property, the Lease, any other Operative Document or any payment of Rent (a) which result from any act or omission of, or any Claim against, the Lessor, or any Person claiming through the Lessor unrelated to the transactions contemplated by the Operative Documents or from Lessor’s failure to perform as required under the Operative Documents or (b) which result from any Tax owed by the Lessor, or any Person claiming through the Lessor, except any Tax for which a Lessee is obligated to indemnify (including, without limitation, in the foregoing exception, any assessments with respect to the Leased Property noted on the Title Policy or assessed in connection with any construction or development by the Construction Agent).

“Lessor Rate” is defined in the Lessor Yield Letter.

“Lessor Yield Letter” means the letter agreement, dated as of July 16, 2004, between the Lessee and the Lessor.

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“Lessor’s Allocated Commitment” means, at any time, the amount set forth for the Allocated Amount on Schedule 2.2 to the Master Agreement.

“Lessor’s Invested Amount” means the amounts funded by the Lessor pursuant to Section 2 of the Master Agreement that are not proceeds of Loans by a Lender, as such amount may be increased during the Construction Term pursuant to Section 2.3(c) of the Master Agreement.

“LIBOR” means, for any Rent Period, with respect to LIBOR Advances the offered rate for deposits in U.S. Dollars, for a period comparable to the Rent Period and in an amount comparable to such Advances, appearing on the Telerate Screen Page 3750 as of 11:00 A.M. (London, England time) on the day that is two London Business Days prior to the first day of the Rent Period. If two or more of such rates appear on the Telerate Screen Page 3750, the rate for that Rent Period shall be the arithmetic mean of such rates. If the foregoing rate is unavailable from the Telerate Screen for any reason, then such rate shall be determined by the Agent from the Reuters Screen LIBO Page or, if such rate is also unavailable on such service, then on any other interest rate reporting service of recognized standing designated in writing by the Agent to the Guarantor and the other Lenders; in any such case rounded, if necessary, to the next higher 1/100 of 1.0%, if the rate is not such a multiple.

“LIBOR Advance” means that portion of the Funded Amount bearing interest at a rate based on the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Event of Default” means an Event of Default under paragraph (e), (k), (l) or (m) of Article XII of the Lease, solely if the breach of the related covenant, representation or warranty was based on a subjective interpretation of the term “diligently,” “reasonable,” “reasonably,” “practical,” “necessary,” “adequate,” “usually,” “desirable,” “reasonably likely,” “material,” “materially,” “Material Adverse Effect,” “materially adversely affect,” “material adverse change,” “materially and adversely affects,” “material adverse effect,” “adverse,” “adversely,” “substantial,” or “substantially”, or results from a condition that is not solely related to Lessee or Guarantor, Lessee’s or Guarantor’s operations or the Leased Property, or any Event of Default based solely on the subjective interpretation of any term that gives rise to a cross default under paragraph (e) of Article XII; provided, however, if the Event of Default, covenant or representation or warranty relates to the use of the Leased Property, then such Event of Default, covenant or representation or warranty will not be deemed a Limited Event of Default.

“Limited Recourse Amount” means, as of any date of determination, an amount equal to: the future value (determined from the Closing Date to the date of determination using the Implicit Rate) of: the difference between (i) 89.9% of the Permitted Lease Balance and (ii) the present value, as of the Closing Date, of any minimum lease payments required to be made as of the Closing Date and up to the date of determination that were included in the Guarantor’s 90%

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test as described in paragraph 7(d) of FASB Statement No. 13, Accounting for Leases, using a discount rate equal to the Implicit Rate.

“Loan” shall have the meaning specified in Section 2.1 of the Loan Agreement.

“Loan Agreement” means the Loan Agreement, dated as of July 16, 2004, among the Lessor, the Agent and the Lenders.

“Loan Documents” means the Loan Agreement, the Note, the Assignment of Lease and Rents, the Mortgage and all documents and instruments executed and delivered in connection with each of the foregoing.

“Loan Event of Default” means any of the events specified in Section 5.1 of the Loan Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

“Loan Potential Event of Default” means any event, condition or failure which, with notice or lapse of time or both, would become a Loan Event of Default.

“Loss Proceeds” is defined in Section 10.6 of the Lease.

“Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

“Margin Stock” shall have the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or interpreted from time to time.

“Master Agreement” means the Master Agreement, dated as of July 16, 2004, among the Guarantor, TPC, the Lessor, the Agent, the Syndication Agent, the Documentation Agent and the Lenders.

“Material Adverse Effect” means a material adverse effect on (a) the consolidated business, properties, operations or condition, financial or otherwise, present or prospective, of the Guarantor and its Subsidiaries, (b) the ability of any Obligor to perform any of its respective obligations under the Operative Documents to which it is a party, (c) the rights of or benefits available to the Funding Parties under the Operative Documents, (d) the Fair Market Sales Value of the Leased Property or (e) the legality, validity, binding nature or enforceability of any Operative Document or the priority, perfection or status of the Agent’s or any Funding Party’s interest in the Leased Property or in the Operative Documents.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means that certain mortgage, deed of trust or security deed, dated as of the Initial Funding Date, by the Lessor to the Agent, substantially in the form of Exhibit D attached to the Master Agreement, with such modifications as are satisfactory to the Lessor and the Agent

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in conformity with Applicable Law to assure customary remedies in favor of the Agent in the jurisdiction where the Leased Property is located.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group is making or accruing an obligation to make contributions or has within the preceding five plan years made or accrued contributions.

“Net Invested Amount” means the portion of the Lessor’s Invested Amount allocated by the Lessor to the Net Invested Amount, provided that the Net Invested Amount shall in no event be (i) less than the sum of the Upfront Fees, plus 5.1% of the aggregate Funded Amounts, exclusive of the Upfront Fees or (ii) greater than $6,010,000.

“Net Selling Price” for the Leased Property means the selling price therefor, net of all related taxes, attorneys’ fees, escrow costs, recording fees, transfer fees, title insurance costs, costs of surveys and environmental reports, brokers’ fees, advertising costs, all amounts expended by the Agent or the Lessor to insure, protect, maintain or operate the Leased Property), property and transfer taxes and all other expenses and prorations associated with such sale.

“Nonperforming Assets Coverage Ratio” means, at any date of determination, the ratio of (i) the sum (determined without duplication in accordance with applicable regulatory accounting principles) of (a) consolidated Tier I capital of the Guarantor and the Subsidiaries, calculated in accordance with 12 C.F.R. Part 225, Appendix A (or any successor regulation), each at such date, and (b) the consolidated allowance for loan losses of the Guarantor and the Subsidiaries, to (ii) the sum (without duplication in accordance with applicable regulatory accounting principles) of the consolidated nonperforming loans and other real estate owned of the Guarantor and the Subsidiaries, at such date; it being understood and agreed that if the definition of this term is changed in the Revolving Credit Agreement, then this definition shall be deemed to be amended to reflect such changes.

“Note” means the promissory note issued by the Lessor under the Loan Agreement, and any and all notes issued in replacement or exchange therefor in accordance with the provisions thereof.

“Obligations” means all indebtedness (whether principal, interest, fees or otherwise), obligations and liabilities of each Obligor to the Funding Parties (including without limitation all extensions, renewals, modifications, rearrangements, restructures, replacements and refinancings thereof, whether or not the same involve modifications to interest rates or other payment terms of such indebtedness, obligations and liabilities), related to the Transactions, in each case whether arising under any of the Operative Documents or otherwise, and whether now existing or hereafter created, absolute or contingent, direct or indirect, joint or several, secured or unsecured, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, or acquired by Funding Parties outright, conditionally or as collateral security from another.

“Obligor” means each of TPC, in its capacity as Lessee and as Construction Agent, and the Guarantor.

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“Officer’s Certificate” of a Person means a certificate signed by the Chairman of the Board, the President, the Chief Operating Officer, any Vice President, any Senior Vice President, any Administrative Vice President, the Treasurer, any Assistant Treasurer, the Controller or the Secretary of such Person, signing alone.

“Operative Documents” means the Master Agreement, the Purchase Agreement, the Deed, the Lease, the Security Agreement and Assignment, the Loan Agreement, the Assignment of Lease and Rents, the Mortgage, the Note, the Agent’s Fee Letter, the Construction Agency Agreement, the Lessor Yield Letter and the other documents delivered in connection with the transactions contemplated by the Master Agreement.

“Overdue Rate” means the lesser of (a) the highest interest rate permitted by Applicable Law and (b) an interest rate per annum (calculated on the basis of a 365-day (or 366-day, if appropriate) year equal to 2.0% above the Base Rate in effect from time to time or, in the case of Yield, 2% above the Lessor Rate.

“Payment Date” means the last day of each Rent Period or, if such day is not a Business Day, the next Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor Governmental Authority).

“Pension Plan” means a Plan that (i) is an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) and (ii) is subject to the provisions of Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Investments” means:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)	investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc;

(c)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and

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(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Permitted Lease Balance” means the Lease Balance, minus Force Majeure Losses and other amounts included in the Lease Balance that are not capitalizable in accordance with GAAP.

“Permitted Lien” means: (a) Liens for Taxes not assessed or, if assessed, not yet due and payable, or are being contested in good faith by appropriate proceedings; (b) repairman’s, mechanic’s, carrier’s or other similar Liens arising in the ordinary course of business or by operation of law securing obligations that are not more than 60 days overdue, which have been bonded or which are being contested in good faith by appropriate proceedings; (c) Lessor Liens; (d) Liens of subleases permitted by the Lease; (e) Liens arising out of judgments or awards in an amount and for a period not constituting an Event of Default with respect to which appeals or other proceedings for review are being prosecuted in good faith and for which adequate provisions have been made; (f) easements, rights of way and other encumbrances on title to real property to the extent permitted by the Lease; and (g) Liens described on the Title Policy delivered in connection with the Leased Property, but only if, in the case of Liens being contested as described in clause (a), (b) or (e) above, (i) adequate reserves have been provided by the Lessee for the payment of the Taxes or other obligations; and (ii) such proceedings, or the continued existence of such Lien, do not give rise to any substantial likelihood of the sale, forfeiture or other loss of the Leased Property or any interests therein, or any likelihood of criminal liability on the part of the Agent or any Funding Party.

“Person” means an individual, corporation, company, partnership, limited liability company, joint venture, voluntary association, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Plan” means an employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is maintained or contributed to by the Guarantor or any member of the ERISA Group.

“Plans and Specifications” means with respect to any Building the final plans and specifications for such Building, which may be standard forms for buildings of that type, and, if applicable, referred to by the Appraiser in the Appraisal, as such Plans and Specifications may be hereafter amended, supplemented or otherwise modified from time to time.

“Potential Event of Default” means any event, condition or failure which, with notice or lapse of time or both, would become an Event of Default.

“Prepaid Rent Amount” is defined in Section 2.3(e) of the Master Agreement.

“Pro Rata Share” means, with respect to any Funding Party the ratio (expressed as a percentage) of (i) such Funding Party’s Commitment (or, in the case of the Lessor, the Lessor’s Allocated Commitment) divided by (ii) the sum of all of the Lenders’ Commitments and the Lessor’s Allocated Commitment.

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“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchase Agreement” means, the purchase agreements or option agreements, as the case may be, with the Seller for the conveyance of the Land to the Lessor.

“Purchase Option” is defined in Section 14.1 of the Lease.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December of each year.

“Recourse Deficiency Amount” means the product of (i) the Permitted Lease Balance on the Completion Date, multiplied by (ii) a percentage that will cause the present value of the minimum lease payments (as defined in FAS 13) using the Implicit Rate to equal 89.9% of the Permitted Lease Balance as of the Completion Date. The Recourse Deficiency Amount shall be established on the Completion Date as set forth in Section 3.5(e) of the Master Agreement.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulations” means the income tax regulations promulgated from time to time under and pursuant to the Code.

“Release” means the release, deposit, disposal or leak of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

“Release Date” means the earlier of (i) the date that the Lease Balance has been paid in full, and (ii) the date on which the Agent gives written notice to the Lessor that the Lenders release any and all interest they may have in the Leased Property, and all proceeds thereof, and any rights to direct, consent or deny consent to any action by the Lessor with respect to the Leased Property.

“Remarketing Option” is defined in Section 14.6 of the Lease.

“Rent” means Basic Rent and Supplemental Rent, collectively.

“Rent Period” means, (x) in the case of Base Rate Advances, the period from, and including, a Quarterly Payment Date to, but excluding, the next succeeding Quarterly Payment Date and (y) in the case of LIBOR Advances:

(1)	initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Advance and ending three months thereafter; and

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(2)	thereafter, each period commencing on the last day of the next preceding Rent Period applicable to such LIBOR Advance and ending three months thereafter;

provided that:

(a)	The initial Rent Period for any Funding shall commence on the Funding Date of such Funding and each Rent Period occurring thereafter in respect of such Funding shall commence on the day on which the next preceding Rent Period expires;

(b)	If any Rent Period would otherwise expire on a day which is not a Business Day, such Rent Period shall expire on the next succeeding Business Day, provided that if any Rent Period in respect of LIBOR Advances would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Rent Period shall expire on the next preceding Business Day;

(c)	Any Rent Period in respect of LIBOR Advances which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Rent Period shall, subject to paragraph (d) below, expire on the last Business Day of such calendar month;

(d)	No Rent Period shall extend beyond the Lease Termination Date; and

(e)	At any one time, there shall be no more than six (6) Rent Periods.

“Report” is defined in Section 7.6 of the Master Agreement.

“Required Funding Parties” means, at any time, Funding Parties holding an aggregate outstanding principal amount of Funded Amounts equal to at least 66-2/3% of the aggregate outstanding principal amount of all Funded Amounts, provided that, so long as there are three or fewer Funding Parties, Required Funding Parties shall mean 100% of the Funding Parties.

“Required Lenders” means, at any time, Lenders holding an aggregate outstanding principal amount of Loans equal to at least 66-2/3% of the aggregate outstanding principal amount of all Loans, provided that, so long as there are two or fewer Lenders, Required Lenders shall mean 100% of the Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the Chairman, the President, the Chief Operating Officer, any Senior Vice President or Executive Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer.

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“Reuters Screen” means, when used in connection with any designated page and LIBOR, the display page so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

“Revolving Credit Agreement” means the Credit Agreement, dated as of October 10, 2002, among the Guarantor, the lenders party thereto and The Bank of New York, as administrative agent, as amended.

“S&P” means Standard & Poor’s Ratings Services and any successor thereto that is a nationally recognized rating agency.

“Scheduled Construction Termination Date” means May 18, 2006, subject to the extension thereof by the Lessor pursuant to the Construction Agency Agreement as a result of the occurrence of a Construction Force Majeure Event, but in no event later than the Lease Termination Date.

“SEC” means the United States Securities and Exchange Commission, or any successor Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Agreement and Assignment” means the Security Agreement and Assignment (Construction Contract, Architect’s Agreement, Permits, Licenses and Governmental Approvals, and Plans, Specifications and Drawings) from the Construction Agent to the Lessor, substantially in the form of Exhibit C to the Master Agreement.

“Seller” means as to the Land, a seller of any portion thereof to the Lessor on the Closing Date.

“Significant Insured Subsidiary” means a Significant Subsidiary that is an Insured Subsidiary.

“Significant Subsidiary” means, at any time, a Subsidiary that (i) is The Bank of New York or TPC, or (ii) has consolidated assets equal to or greater than 10% of the consolidated assets of the Guarantor and the Subsidiaries at such time.

“STI” is defined in Section 4.4(j) of the Master Agreement.

“Stockholders’ Equity” means, as of any date of determination, the total consolidated stockholders’ equity (determined without duplication) of the Guarantor and its Subsidiaries at such date.

“Subsidiary” means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which is

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otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by the Guarantor.

“SunTrust Bank” means SunTrust Bank, a Georgia banking corporation.

“Supplemental Rent” means any and all amounts, liabilities and obligations other than Basic Rent which the Lessee assumes or agrees or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to the Lessor, the Agent, any Lender or any other party, including amounts under Article XVI of the Lease, and indemnities and damages for breach of any covenants, representations, warranties or agreements, and all overdue or late payment charges in respect of any Funded Amount.

“Syndication Agent” is defined in the preamble to the Master Agreement.

“Tax” or “Taxes” is defined in Section 7.4 of the Master Agreement.

“Tax Indemnitee” means the Agent, each Funding Party and their respective Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors, and agents thereof, provided, however, that in no event shall any Obligor be a Tax Indemnitee.

“Telerate” means, when used in connection with any designated page and LIBOR, the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

“Title Insurance Company” means the company that has or will issue the title policies with respect to the Leased Property, which company shall be reasonably acceptable to the Agent.

“Title Policy” is defined in Section 3.1 of the Master Agreement.

“TPC” means Tennessee Processing Center LLC, a Delaware limited liability company.

“Transactions” means all the transactions and activities referred to in or contemplated by the Operative Documents.

“UCC” means the Uniform Commercial Code of New York, as in effect from time to time.

“Upfront Fees” means the arrangement fee paid to SunTrust Capital Markets, Inc., the upfront lender fees paid to SunTrust Bank or its Affiliates, all transaction expenses (other than the Obligors’ legal and accounting fees) accrued during the Construction Period, the agency fee paid to the Agent during the Construction Period and Yield accrued on the Net Invested Amount during the Construction Period.

“Wholly Owned Subsidiary” means a Subsidiary of which all the shares of stock of all classes (other than directors’ qualifying shares) or other ownership interests, having ordinary voting power, at the time are owned directly or indirectly by the Guarantor and/or one or more Wholly Owned Subsidiaries.

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“Yield” is defined in Section 2.3 of the Master Agreement.

F. Documentary Conventions. The following provisions shall be applicable to each Operative Document.

SECTION 1. Notices. All notices, requests, demands or other communications to or upon the respective parties to each agreement to which the Documentary Conventions apply shall be addressed to such parties at the addresses therefor as set forth in Schedule I hereto, or such other address as any such party shall specify to the other parties hereto, and shall be deemed to have been given (i) the Business Day after being sent, if sent by overnight courier service; (ii) the Business Day received, if sent by messenger; (iii) the day sent, if sent by facsimile and confirmed electronically or otherwise during business hours of a Business Day (or on the next Business Day if otherwise sent by facsimile and confirmed electronically or otherwise); or (iv) three Business Days after being sent, if sent by registered or certified mail, postage prepaid.

SECTION 2. Counterparts. Each agreement to which the Documentary Conventions apply may be executed by the parties thereto in separate counterparts (including by facsimile), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3. Amendments. No Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified with respect to the Lessee or any Funding Party, except (a) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Obligors, with the written agreement or consent of the Guarantor, and (b) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Funding Parties, with the written agreement or consent of the Required Funding Parties; provided, however, that

(x)	notwithstanding the foregoing provisions of this Section 3, the consent of each Funding Party affected thereby shall be required for any amendment, modification or waiver:

(i)	amending, modifying, waiving or supplementing any of the provisions of Article VI of the Master Agreement or the representations of such Funding Party in Section 4.3 or 4.4 of the Master Agreement or this Section 3 or changing the definition of “Required Funding Parties” or “Required Lenders”;

(ii)	increasing the Commitment of such Funding Party or reducing any amount payable to such Funding Party under the Operative Documents or extending the time for payment of any such amount, including, without limitation, any Rent, any Funded Amount, any fees, any indemnity, the Lease Balance, any Funding Party Balance, Recourse Deficiency Amount, interest or Yield; or

(iii)

consenting to any assignment of the Lease or the extension of the Lease Term, releasing any of the collateral assigned to the Agent pursuant to the Mortgage and the Assignment of Lease and Rents (but excluding a release

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of any rights that the Agent may have in the Leased Property, or the proceeds thereof as contemplated in the definition of “Release Date”), releasing the Lessee from its obligations in respect of the payments of Rent and the Lease Balance, releasing the Guarantor from its obligations under the Operative Documents or changing the absolute and unconditional character of any such obligation;

(y)	no such termination, amendment, supplement, waiver or modification shall, without the written agreement or consent of the Lessor, the Agent and the Required Lenders, be made to the Lease or the Construction Agency Agreement; and

(z)	subject to the foregoing clauses (x) and (y), so long as no Event of Default has occurred and is continuing, the Lessor, the Agent and the Lenders may not amend, supplement, waive or modify any terms of the Loan Agreement, the Mortgage and the Assignment of Lease and Rents without the consent of the Lessee; provided that such documents may be amended to make technical corrections, or to correct ambiguities, without the consent of the Lessee.

SECTION 4. Headings, etc. The Table of Contents and headings of the various Articles and Sections of each agreement to which the Documentary Conventions apply are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

SECTION 5. Parties in Interest. Except as expressly provided therein, none of the provisions of any agreement to which the Documentary Conventions apply is intended for the benefit of any Person except the parties thereto and their respective successors and permitted assigns.

SECTION 6. GOVERNING LAW. EACH AGREEMENT TO WHICH THE DOCUMENTARY CONVENTIONS APPLY HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT AS TO MATTERS RELATING TO THE CREATION OF LEASEHOLD OR MORTGAGE ESTATES THEREUNDER, AND THE EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT THERETO, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE IN WHICH SUCH ESTATES ARE LOCATED.

SECTION 7. Severability. Any provision of each agreement to which the Documentary Conventions apply that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. Waivers. Each party to an agreement to which the Documentary Conventions apply hereby irrevocably and unconditionally:

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(i)	agrees that service of process in any action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Schedule I hereto or at such other address of which the other parties hereto shall have been notified pursuant to Section 1; and

(ii)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

EACH PARTY TO EACH AGREEMENT TO WHICH THE DOCUMENTARY CONVENTIONS APPLY HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO SUCH AGREEMENT, ANY OTHER OPERATIVE DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH OF THE PARTIES HERETO AND EACH ACKNOWLEDGES THAT NEITHER THE OTHER NOR ANY PERSON ACTING ON BEHALF OF THE OTHER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY IN ANY WAY TO MODIFY OR MOLLIFY ITS EFFECT.

SECTION 9. No Oral Agreements. The Operative Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter thereof. The Operative Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties or any course of prior dealings. There are no unwritten oral agreements between the parties.

SECTION 10. Construction. No agreement to which the Documentary Conventions apply shall be construed more strictly against any one party, it being recognized that all parties have contributed substantially and materially to the preparation and negotiations of the Operative Documents.

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SCHEDULE I

ADDRESSES FOR NOTICES

The Guarantor, the Lessee or the Construction Agent:	Before September 19, 2004:

c/o The Bank of New York National/International Leasing Department 100 Church St. – 8th Floor New York, New York 10286
	Attention:	Director of Leasing
	Facsimile:	212/437-7736

After September 19, 2004:

c/o The Bank of New York National/International Leasing Department 101 Barclay Street New York, New York 10286

with a copy to:	The Bank of New York Law Department One Wall Street – 10th Floor New York, New York 10286
	Attention:	General Counsel

Lessor:	SunTrust Equity Funding, LLC c/o Atlantic Financial Group, Ltd. 2808 Fairmount, Suite 250 Dallas, Texas 75201
	Attention:	Stephen Brookshire
	Facsimile:	214-871-9237
	E-mail:	s.brookshire@afglimited.com

Agent:	For financial statements and compliance certificates:

SunTrust Bank 303 Peachtree Street, 25th Floor Atlanta, Georgia 30308
	Attention:	Agency Services
	Facsimile:	404-658-4906 or 404-724-3879
	E-mail:	agencyservices@suntrust.com

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For all other notices and correspondence:

SunTrust Bank 303 Peachtree Street Atlanta, Georgia 30308
	Attention:	Jim Bradshaw
	Facsimile:	404/581-1775
	E-mail:	jim.bradshaw@suntrust.com

Lenders:	Hua Nan Commercial Bank, Ltd. – New York Agency 330 Madison Avenue, 38th Floor New York, New York 10017
	Tel:	212-286-1999
	Fax:	212-286-1212
	E-mail:	frank.tang@hncbny.com

The Bank of Tokyo-Mitsubishi, Ltd.

Credit Contact:

The Bank of Tokyo-Mitsubishi, Ltd. New York Branch 1251 Avenue of the Americas, 12th Floor New York, New York 10020 Attn: Pamela D. Price, Financial Institutions & Emerging Markets Group
	Tel:	212-782-4602
	Fax:	212-782-4936
	E-mail:	pprice@btmna.com

Operations Contact for all Loans:

The Bank of Tokyo-Mitsubishi, Ltd. New York Branch c/o Operations Office for the Americas (Harborside, New Jersey) 1251 Avenue of the Americas, 12th Floor New York, New York 10020
	Attn:	Rolando Uy
	Tel:	201-413-8570
	Fax:	201-521-2304/2305
	E-mail:	ruy@btmna.com

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Lenders:	Wells Fargo Bank N.A. 707 Wilshire Boulevard Los Angeles, California 90017
	Attention:	Carl Walsh
	Facsimile:	213/623-3151

Citicorp USA, Inc. 388 Greenwich Street New York, New York
	Attention:	Catherine Morrow
	Facsimile:	212/816-3863
	E-mail:	Catherine.r.morrow@citicorp.com

BNP Paribas Leasing Corporation 12201 Merit Drive, Suite 860 Dallas, Texas 75251
	Attention:	Barry Mendelsohn
	Facsimile:	972/788-9140
	E-mail:	barry.mendelsohn@bnpparibas.com

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